                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       HYPERION TELECOMMUNICATIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                       HYPERION TELECOMMUNICATIONS, INC.
                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 6, 1998

                               ----------------

To the Stockholders of
Hyperion Telecommunications, Inc.:

  The Annual Meeting of Stockholders of Hyperion Telecommunications, Inc. will be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on Tuesday, October 6, 1998, at 11:00 a.m., for the following purposes:

  1. To elect nine (9) Directors by vote of the holders of Class A Common Stock, Class B Common Stock and Preferred Stock, voting together.

  2. To consider and act upon such other matters as may properly come before the meeting.

  The Board of Directors has fixed the close of business on August 19, 1998, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.

  IF YOU ARE UNABLE TO ATTEND THE MEETING AND YOU WISH TO VOTE YOUR STOCK, IT IS REQUESTED THAT YOU COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Daniel R. Milliard
                                          President, Chief Operating Officer
                                           and Secretary

September 14, 1998

                       HYPERION TELECOMMUNICATIONS, INC.
                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915

                               ----------------

                      PROXY STATEMENT FOR ANNUAL MEETING
                                OF STOCKHOLDERS

                                OCTOBER 6, 1998

                               ----------------

  This proxy statement is being furnished to the stockholders of Hyperion Telecommunications, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the annual meeting of stockholders (the "Annual Meeting") scheduled to be held on Tuesday, October 6, 1998, at the Coudersport Theater, Main Street, Coudersport, Pennsylvania. The address of the principal executive offices of the Company is Main at Water Street, Coudersport, Pennsylvania 16915, and the date this proxy statement was first mailed to stockholders was on or about September 14, 1998. A copy of the Annual Report to Stockholders for the fiscal year ended March 31, 1998 is being furnished with this proxy statement.

  Only stockholders of record as of the close of business on August 19, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding capital stock of the Company on that date consisted of 22,114,719 shares of Class A Common Stock, $.01 par value ("Class A Common Stock"), 32,576,113 shares of Class B Common Stock, $.01 par value ("Class B Common Stock") and 220,390 shares of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007 ("Preferred Stock"). With respect to the matters described in this proxy statement, the holders of Class A Common Stock, Class B Common Stock and of Preferred Stock vote together as a single class, and each holder of Class A Common Stock is entitled to cast one (1) vote for each share of Class A Common Stock standing in their name on the books of the Company, each holder of Class B Common Stock is entitled to cast ten (10) votes for each share of Class B Common Stock standing in their name on the books of the Company, and each holder of Preferred Stock is entitled to cast one (1) vote for each share of Preferred Stock standing in their name on the books of the Company. A majority of the votes cast at the Annual Meeting are required for the adoption of the proposals described below.

  All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted at the Annual Meeting as specified in the proxy, unless such proxies previously have been revoked. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A stockholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attendance at the meeting and voting his shares in person.

  Abstentions and broker non-votes on any matter submitted to the stockholders for approval have no effect on the vote on such matter since the affirmative vote of at least a majority of the votes cast by shareholders at the meeting, in person or by proxy, is necessary for adoption of the proposals described below. Broker non-votes as to any matter are shares held by nominees of beneficial owners which are present and voted at the meeting on matters as to which the nominee has discretionary authority but which are not voted on the matter in question because the nominee does not have discretionary voting authority as to such matter.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company recommends a vote FOR each of the nominees named below for election as directors.

                             ELECTION OF DIRECTORS

DESCRIPTION OF BOARD OF DIRECTORS

  The Certificate of Incorporation of the Company provides for the Board of Directors to be elected by a majority of the votes cast by holders of Class A Common Stock, holders of Class B Common Stock and holders of Preferred Stock, voting together as a single class, with each share of Class A Common Stock entitled to one (1) vote, each share of Class B Common Stock entitled to ten
(10) votes and each share of Preferred Stock entitled to one (1) vote. Stockholders of the Company are not entitled to cumulate their votes in the election of directors.

  The Bylaws of the Company provide that the Board of Directors shall establish the number of directors which shall not be less than seven (7) nor more than twenty-one (21). The Board currently consists of nine (9) directors, all of whom are also nominees for director.

  Each director is to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, subject to the right of the stockholders to remove any director as provided in the Bylaws. Any vacancy in the office of a director elected by the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of Preferred Stock voting as a single class may be filled by such holders voting as a single class. In the absence of a stockholder vote, a vacancy on the Board of Directors may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of stockholders and until his successor has been elected and has qualified. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

  The persons named as proxies in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election of John J. Rigas, James P. Rigas, Michael
J. Rigas, Timothy J. Rigas, Daniel R. Milliard, Charles R. Drenning, Randolph
S. Fowler, Pete J. Metros and James L. Gray on behalf of all of the stockholders of the Company. All nominees except Mr. Metros and Mr. Gray were first elected or appointed as directors of the Company in 1991. Mr. Metros and Mr. Gray were first elected as directors of the Company in 1997.

  The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees are unable or unwilling to serve as directors of the Company, the persons named in the proxy intend to vote for such substitutes as may be nominated by the Board of Directors.

  The following sets forth certain information concerning each nominee for election as a director of the Company. Each of the current directors of the Company is a nominee for reelection as a director.

NOMINEES FOR ELECTION OF DIRECTORS

John J. Rigas
Age 73

  John J. Rigas has been Chairman of the Board of the Company since its formation in 1991. He is also founder, Chairman, Chief Executive Officer and President of Adelphia Communications Corporation ("Adelphia"), the seventh largest cable television operator in the U.S. and a majority shareholder of the Company, and is President of most of Adelphia's subsidiaries. Mr. Rigas has served as President or general partner of most of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by Adelphia which were wholly or partially owned by members of the Rigas family. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bancorp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the board of directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

James P. Rigas
Age 40

  James P. Rigas is Vice Chairman and Chief Executive Officer of the Company, and is Executive Vice President, Strategic Planning of Adelphia and a Vice President of Adelphia's subsidiaries. Mr. Rigas has served as Chief Executive Officer of the Company since October 1996, and before that was Executive Vice President of the Company since 1991. Since February 1986, Mr. Rigas has served as a Senior Vice President, Vice President or other officer of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by Adelphia which were wholly or partially owned by members of the Rigas family. Among his business activities, Mr. Rigas is a member of the Board of Directors of Cable Labs. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

Michael J. Rigas
Age 44

  Michael J. Rigas is Vice Chairman of the Company, and is Executive Vice President, Operations of Adelphia and a Vice President of Adelphia's subsidiaries. Since 1981, Mr. Rigas has served as a Senior Vice President, Vice President, general partner or other officer of the constituent entities which became wholly- owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by Adelphia which were wholly or partially owned by members of the Rigas family. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

Timothy J. Rigas
Age 42

  Timothy J. Rigas has been Vice Chairman, Chief Financial Officer and Treasurer of the Company since 1991. He is also Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of Adelphia and its subsidiaries. Since 1979, Mr. Rigas has served as Senior Vice President, Vice President, general partner or other officer of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by Adelphia which were wholly or partially owned by members of the Rigas family. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

Daniel R. Milliard
Age 51

  Daniel R. Milliard is President, Chief Operating Officer and Secretary of the Company, and is Senior Vice President and Secretary of Adelphia and its subsidiaries. Since 1982, Mr. Milliard served as Vice President, Secretary and/or General Counsel of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia, as well as the cable television operating companies acquired by Adelphia which were wholly or partially owned by members of the Rigas family. He served as outside general counsel to Adelphia's predecessors from 1979 to 1982. Mr. Milliard graduated from American University in 1970 with a Bachelor of Science degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-1973, and received a Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a director of Citizens Bancorp., Inc. in Coudersport, Pennsylvania and is a member of the Board of Directors of the Charles Cole Memorial Hospital.

Charles R. Drenning
Age 53

  Charles R. Drenning has served as Senior Vice President, Engineering Operations effective October 1996, and has been a Director of the Company since October 1991. Prior to joining Hyperion as Vice President, Engineering Operations in October 1991, Mr. Drenning was a District Sales Manager for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. In addition, he has over 22 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, accounting, data processing, research and development, and strategic planning. Mr. Drenning began his career with AT&T as a member of the technical staff of Bell Laboratories in Columbus, Ohio. His seven years of research work at the laboratories included both hardware and software development for central office switching equipment. Mr. Drenning holds a B.S. in Electrical Engineering and an M.S. in Computer Information Science from Ohio State University. He is a member of the Pennsylvania Technical Institute and IEEE.

Randolph S. Fowler
Age 47

  Randolph S. Fowler has served as Senior Vice President, Business Development and Regulatory Affairs effective October 1996, and has been a Director of the Company since October, 1991. Prior to joining Hyperion as Vice President, Business Development, Business Operations and Regulatory Affairs in October 1991, Mr. Fowler was Vice President of Marketing for Penn Access Corporation, a competitive access provider in Pittsburgh, Pennsylvania. He previously served for four years as Director of Technology Transfer and Commercial Use of Space in two NASA-sponsored technology transfer programs. In addition, he has over 17 years experience with AT&T and the Bell System, where he served in a number of executive level positions in sales and marketing, operations, human resources, business controls, and strategy development. Mr. Fowler holds a B.S. in Business Administration from the University of Pittsburgh. He has developed and taught courses in Marketing, Network Management, and Regulation for the University of Pittsburgh's Graduate Program in Telecommunications.

Pete J. Metros
Age 58

  Pete J. Metros became a director of the Company on April 1, 1997. Mr. Metros has been President and a member of the Board of Directors of Rapistan Demag Corporation, a subsidiary of Mannesmann AG, since December 1991. From August 1987 to December 1991, he was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros is also on the Board of Directors of Adelphia and Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros received a B.S. degree from the Georgia Institute of Technology in 1962.

James L. Gray
Age 63

  James L. Gray became a director of Hyperion on April 1, 1997. Mr. Gray has been chairman and CEO of PRIMESTAR partners since January 1995. Mr. Gray has more than 20 years of experience in the telecommunications, cable and satellite industries. He joined Warner Cable in 1974, and advanced through several division operating posts prior to being named president of Warner Cable in 1986. In 1992, after the merger of Time Inc. and Warner Communications, Mr. Gray was appointed vice chairman of Time Warner Cable where he served until his retirement in 1993. Mr. Gray has served on the board of several telecommunications companies and associations, including the National Cable Television Association, where he served as a director from 1987 to 1991. He also served as chairman of the executive committee and director of C-SPAN and as a director of E! Entertainment Television, Cable in the Classroom and the Walter Kaitz Foundation. Since 1992, Mr. Gray has served on PRIMESTAR's board of directors. Since 1995, Mr. Gray has served as a director of Sea Pines Associates, Inc. Mr. Gray received a bachelor's degree from Kent State University in Kent, Ohio, and a master's degree in business administration (MBA) from the State University of New York at Buffalo.

AUDIT AND COMPENSATION COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  In April 1998, the Board of Directors established a Compensation Committee, consisting of James L. Gray and Pete J. Metros, which reviews and has authority to approve the compensation of the key officers and employees of the Company. The Compensation Committee did not meet during fiscal 1998 and all compensation decisions during fiscal 1998 were made by the full Board of Directors of the Company. The Board also has an Audit Committee, comprised of James L. Gray, Pete J. Metros and Timothy J. Rigas, which is responsible for monitoring the financial reporting of the Company on behalf of the Board and the investing public. The Audit Committee met once to review the Company's fiscal 1998 financial condition and results of operations. The Special Nominating Committee of the Board of Directors was established in October 1996 and currently consists of the following members: John J. Rigas, Michael J. Rigas and Daniel R. Milliard (with Timothy J. Rigas and James P. Rigas as alternates). The Special Nominating Committee is empowered to expand the number of seats on the Board of the Directors up to 14 at any time prior to the next annual meeting of the stockholders of the Company, and to fill the vacancies created thereby. The Board of Directors met or acted by written consent in lieu of meeting nine (9) times in fiscal 1998. Each director attended at least 75% of the meetings of the Board and the respective committees of which each is a member.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's last three fiscal years in the period ended March 31, 1998 to the Company's Chief Executive Officer and the four most highly compensated executive officers whose compensation exceeded $100,000 in salary and bonus during fiscal 1998:

ANNUAL COMPENSATION

                                                   LONG TERM
                                                  COMPENSATION
   NAME AND PRINCIPAL     FISCAL                   RESTRICTED      ALL OTHER
       POSITION(A)         YEAR   SALARY   BONUS  STOCK AWARDS  COMPENSATION(E)
   ------------------     ------ -------- ------- ------------  ---------------
Daniel R. Milliard(b)....  1998  $229,810 $    --   $ 27,000(c)     $ 5,340(f)
 President, Chief
  Operating Officer and
  Secretary                1997   238,863  75,000    156,000(d)       5,340(f)
                           1996   207,474      --         --          5,350(f)
Charles R. Drenning......  1998  $167,712 $30,000         --         93,000(g)
 Senior Vice President     1997   167,712  12,500         --         46,475(g)
                           1996   139,982  25,000         --             --
Paul D. Fajerski.........  1998  $167,712 $30,000         --         93,000(g)
 Senior Vice President     1997   167,712  12,500         --         46,475(g)
                           1996   139,982  25,000         --             --
Randolph S. Fowler.......  1998  $167,712 $30,000         --         93,000(g)
 Senior Vice President     1997   167,712  12,500         --         46,475(g)
                           1996   139,982  25,000         --             --

--------
(a) James P. Rigas, Michael J. Rigas and Timothy J. Rigas are not employed by the Company, and the Company does not reimburse Adelphia for the services they provide to the Company, although the Company does make payments for shared corporate overhead services to Adelphia pursuant to a Management Services Agreement.
(b) During the periods presented through March 4, 1997, Daniel R. Milliard was not employed by the Company, but was compensated by Adelphia for his services to the Company pursuant to an employment agreement with Adelphia. During such periods, the Company reimbursed Adelphia for Mr. Milliard's base salary, insurance premium payments and other benefits paid by Adelphia. On March 4, 1997, the Company entered into an employment agreement with Mr. Milliard.
(c) Mr. Milliard was granted a restricted stock bonus award under the 1996 plan for 58,500 shares of Class A Common Stock pursuant to his employment agreement on April 1, 1997. The 58,500 shares are not subject to vesting, will participate in any dividends, and had a value of approximately $27,000 as of April 1, 1997.
(d) Mr. Milliard was granted a restricted stock bonus award under the 1996 plan for 338,000 shares of Class A Common Stock pursuant to his employment agreement on March 4, 1997. The 338,000 shares are not subject to vesting, will participate in any dividends, and had a value of approximately $156,000 as of March 4, 1997.
(e) Does not include the value of certain non-cash compensation to the named individuals which did not exceed the lesser of $50,000 or 10% of such individuals' total annual salary shown in the table.
(f) Fiscal 1998, 1997 and 1996 amounts include (i) life insurance premiums paid during each respective fiscal year pursuant to the employment agreement of Daniel R. Milliard with Adelphia, in the premium payment amounts of $4,590 during fiscal 1998 and fiscal 1997 and $4,600 during fiscal 1996, on policies owned by Mr. Milliard and (ii) $750 in matching contributions for Mr. Milliard under Adelphia's 401(k) savings plan for each of fiscal 1998, 1997 and 1996.
(g) Amounts represent interest accrued during fiscal 1998 and fiscal 1997 in connection with certain loans with the Company which were repaid by the named individuals in May 1998. See "Certain Transactions."

LONG-TERM INCENTIVE COMPENSATION PLAN

  The Company's 1996 Long-Term Incentive Compensation Plan (the "1996 Plan") provides for the grant of options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), options which do not so qualify, share awards (with or without restrictions on vesting), stock appreciation rights and stock equivalent or phantom units. The number of shares of Class A Common Stock available for the issuance of such options, awards, rights and phantom stock units under the 1996 Plan was initially 5,687,500. Such number is to increase each year by a number of shares equal to one percent (1%) of all outstanding shares of all classes of Common Stock, up to a maximum of 8,125,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The purposes of the 1996 Plan are to encourage ownership of the Class A Common Stock by directors, executive officers, employees and consultants; to induce them to remain employed or involved with the Company; and to provide additional incentive for such persons to promote the success of the Company. Any option shares subject to the Plan in excess of 3,250,000 shares will require the consent of the Management Stockholders (as defined below) under the Plan. Through April 1, 1998, no stock options, stock awards, stock appreciation rights or phantom stock units have been granted under the Plan, except for 455,000 shares of Class A Common Stock issued to Mr. Milliard pursuant to his employment agreement discussed below, of which 338,000 shares were issued on March 4, 1997 and 58,500 shares were issued on each of April 1, 1997 and April 1, 1998 as stock bonuses pursuant to such agreement. In April 1998, the Company also authorized the granting of certain stock awards and stock options to certain executive officers of the Company. See "Certain Transactions."

EMPLOYMENT CONTRACTS

  The Company and Mr. Milliard have entered into an employment agreement which provides for his employment as President and Chief Operating Officer of the Company. The agreement includes the following provisions: (i) a base salary of at least $230,000, to be increased from time to time to be comparable to salaries paid by comparable companies for comparable positions, (ii) an annual cash bonus, subject to achievement of certain benchmarks, of up to 50% of base salary, (iii) a stock bonus of 338,000 shares of Class A Common Stock, stock options to purchase 81,250 shares of Class A Common Stock at fair market value of the Class A Common Stock on the date of issuance of such options, such options to be granted on April 1 of each fiscal year through fiscal 2001 and the ability to receive, upon attainment of certain benchmarks, stock options to purchase 81,250 shares of Class A Common Stock with an exercise price equal to the fair market value of the Class A Common Stock on the date of issuance of such options, such options to be granted during fiscal 1997 and each of the next four fiscal years; provided, that until an initial public offering of the Class A Common Stock is completed, the Company shall grant stock bonuses in lieu of any stock options required to be granted under the employment agreement, such stock bonuses to be in an amount equal to 72% of the shares of Class A Common Stock that would have been covered by said options, (iv) a cash bonus of $75,000, a portion of which will be used to repay outstanding loans to Adelphia, and (v) certain employee benefits. It is expected that all such stock options will be granted under the 1996 Plan. The initial term of the proposed employment agreement expires on March 31, 2001, unless terminated earlier for cause (as defined therein) or due to death or disability. The agreement also provides that upon a change-in-control (as defined therein) of the Company, the obligations under the agreement, if not assumed, would be canceled in exchange for a payment by the Company equal to the remaining base salary and options required to be granted under the initial term of the agreement. The employment agreement also contains provisions with respect to confidentiality, noncompetition and nonsolicitation of customers, suppliers and employees. Mr. Milliard will continue to serve as a director, senior vice president and secretary of Adelphia, although he will receive no additional compensation for serving in such capacities.

  Each of Messrs. Drenning and Fowler have employment agreements with the Company which expire on October 20, 1998. The employment agreements provide for base salary, bonuses and benefits, and contain noncompetition and nondisclosure provisions. The employment agreements also provide for base pay and bonuses to be paid to each of them that are comparable to industry average base pay and bonuses paid by comparable companies for comparable positions.

BOARD OF DIRECTORS COMPENSATION

  Directors who are not also employees of the Company each receive compensation from the Company for services as a director at a rate of $750 plus reimbursement of expenses for each Board and committee meeting attended. Directors who are employees of the Company do not receive any compensation for services as a director or as a member of Board committees.

                 COMPENSATION REPORT OF THE BOARD OF DIRECTORS

  All executive compensation decisions made after April 1998 will be addressed by the recently established Compensation Committee of the Board of Directors (see "Election of Directors--Audit and Compensation Committees and Meetings of the Board of Directors"). The Compensation Committee did not make any decisions affecting the compensation of executive officers during fiscal 1998.

  Prior to the establishment of the Compensation Committee, compensation of the executive officers was established by the Board of Directors of the Company. The Board of Directors determined the salary ranges for each of the named executive officers of the Company pursuant to their respective employment agreements with the Company, based upon a number of subjective factors, including the level and scope of the responsibilities of their respective offices and the executive officer's contribution to the overall performance of the Company, with some attention to the pay levels of similarly positioned executive officers in comparable telecommunications industry companies, as well as a recognition of the equity interests in the Company already held by such named executive officers. No specific weight was given to any of these factors because each of the factors was considered significant and the relevance of some of the factors varied among the named executive officers. The employment agreements for each of the named executive officers other than Mr. Milliard also provide for bonuses to be paid to each of them that are comparable to industry average base pay and bonuses paid by comparable companies for comparable positions, and the Board of Directors believes that the bonuses awarded to such executive officers during fiscal 1998 complied with this standard.

  During fiscal 1998, the Company did not grant any options or stock bonuses to the named executive officers, other than to Mr. Milliard, but it may in its discretion grant such compensation under its 1996 Long-Term Incentive Compensation Plan, from time to time, as it deems appropriate. In light of the historically significant equity interests of the named executive officers, the Board of Directors judged it unnecessary to offer such compensation in order to align the interests of such executive officers other than Mr. Milliard with those of its other stockholders at the time.

  The Company has granted 455,000 shares of Class A Common Stock to Mr. Milliard pursuant to his employment agreement, of which 338,000 shares were issued on March 4, 1997 and 58,500 shares were issued on each of April 1, 1997 and April 1, 1998 as stock bonuses pursuant to such agreement. The non-salary compensation of Mr. Milliard reflected in the employment agreement was determined by the Board of Directors based upon additional subjective factors, such as Mr. Milliard's role in cultivating the Company's then current stage of development, the interest of the Company in providing incentives to Mr. Milliard to meet both long-term and short-term Company objectives and the Company's desire to further align Mr. Milliard's interests with those of the Company's stockholders. Other than these stock grants, Mr. Milliard did not receive additional bonus compensation during fiscal 1998.

  The Chief Executive Officer of the Company, James P. Rigas, was not directly compensated by the Company during fiscal 1998. His services, as well as the services of certain other executive officers of the Company and other employees of Adelphia Communications Corporation ("Adelphia") were paid for directly by Adelphia. Adelphia has historically charged the Company for the provision of shared corporate overhead services, but has not charged the Company for the actual cost of compensating Mr. Rigas or other executive officers of the Company who are Adelphia employees.

                                          BOARD OF DIRECTORS

                                          John J. Rigas
                                          James P. Rigas
                                          Michael J. Rigas
                                          Timothy J. Rigas
                                          Daniel R. Milliard
                                          Charles R. Drenning
                                          Randolph S. Fowler
                                          Pete J. Metros
                                          James L. Gray

BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
DECISIONS

  Daniel R. Milliard, Charles R. Drenning and Randolph S. Fowler, each of them named executive officers of the Company, served on the Board of Directors of the Company during fiscal year 1998. Paul D. Fajerski, formerly an executive officer of the Company, also served on the Board of Directors of the Company during fiscal 1998.

  Each of John J. Rigas, James P. Rigas, Michael J. Rigas and Timothy J. Rigas are executive officers, directors and beneficial holders of more than a ten percent equity interest in Adelphia, and served as executive officers and directors of the Company during fiscal 1998. Daniel R. Milliard is an executive officer of the Company, an executive officer and director of Adelphia, and served on the Board of Directors of the Company during fiscal 1998. Pete J. Metros served as a director of Adelphia and a director of the Company during fiscal 1998.

CERTAIN TRANSACTIONS

  During fiscal 1998, the Company had outstanding to Adelphia an unsecured subordinated note due April 16, 2003 (the "Adelphia Note") that accrued interest at an annual rate of 16.5% and was subordinated to the senior notes of the Company. Interest on the Adelphia Note was payable quarterly in cash, through the issuance of identical subordinated notes or in any combination thereof, at the option of the Company. Interest expense payable to Adelphia during fiscal 1998 was approximately $6.0 million. On March 31, 1998, approximately $35.9 million in principal and accrued interest on the Adelphia Note was outstanding.

  Messrs. Drenning, Fajerski and Fowler (the "Management Stockholders") together held approximately 11% of the Company's outstanding Common Stock prior to the Company's initial public offering (the "IPO") on May 8, 1998, and were parties to a shareholder agreement, as amended ("Shareholder Agreement") with Adelphia. The Shareholder Agreement provided, among other things, (i) that upon the earlier of (a) the termination of employment of any Management Stockholder or (b) after October 7, 1998, such Management Stockholder may put his shares to Adelphia for fair market value, unless such put rights are terminated as a result of the registration of the Company's Common Stock under the Securities Act and (ii) for certain buy/sell and termination rights and duties among Adelphia and the Management Stockholders. The Shareholder Agreement terminated upon the completion of the Company's IPO on May 8, 1998. Adelphia has also agreed to vote its shares in the Company to elect each Management Stockholder to the Board of Directors of the Company so long as such person is both an employee and a stockholder of the Company.

  The Company also entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Management Stockholders. Pursuant to the Loan Agreements, each Management Stockholder borrowed $1 million from the Company. Each of these loans accrued interest at the average rate at which the Company can invest cash on a short-term basis, is secured by a pledge of the borrower's Common Stock in the Company, and matured upon the completion of the Company's IPO. Each Loan Agreement also provided that any interest accruing on a loan from the date six months after the date of such loan shall be offset by a bonus payment which shall be paid when principal and interest thereon are due and which shall include additional amounts to pay income taxes applicable to such bonus payment. On May 8, 1998, the Management Stockholders each repaid their loan through proceeds from the sale of 66,667 shares of Class B Common Stock to Adelphia.

  The Company and the Management Stockholders have entered into a registration rights agreement, as amended whereby the Company has agreed to provide the Management Stockholders with one collective demand registration right relating to the Common Stock owned by them or certain permitted transferees. Such demand registration right may be exercised beginning six months after the completion of the Company's IPO and terminated upon the earlier of (i) the sale or disposition of all of such Common Stock, (ii) the date on which all such shares of Common Stock become freely tradable pursuant to Rule 144 or
(iii) twelve months after the effectiveness of the demand registration statement.

  The Company and Adelphia have entered into a registration rights agreement, as amended whereby the Company has agreed to provide to Adelphia and certain permitted transferees, with respect to Common Stock owned by them, two demand registration rights per year under certain conditions, including that any such demand be with respect to shares with a minimum of $10 million in market value, and with certain piggyback registration rights in future public offerings of the Common Stock. Adelphia's demand registration rights terminate at such time as Adelphia ceases to hold at least $10 million in market value of Common Stock.

  During fiscal 1998, the Company incurred charges from Adelphia of approximately $1.7 million for the provision to the Company of shared corporate overhead services in areas such as personnel, payroll, management information services, shared use of office, aircraft and network facilities and support equipment. The Company expects that charges for the provision of similar services by Adelphia to the Company, or by the Company to Adelphia, will continue to be incurred or charged by the Company in the future. The transactions related to the provision of these services have been based on allocation of Adelphia's incremental costs incurred for these services, and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own or the costs which would be charged on a pro-rata allocation of such costs under the Management Services Agreement between the Company and Adelphia dated April 10, 1998, with respect to shared corporate overhead service. During fiscal 1998, the Company paid Adelphia or certain of Adelphia's affiliates, fiber lease payments of approximately $0.05 million.

  On May 8, 1998, in connection with the IPO, the Company (i) issued and sold an additional 3,324,001 shares of Class A Common Stock to Adelphia at a purchase price of $15.00 per share (the public offering price less the underwriting discount, or an aggregate of approximately $49.9 million) and
(ii) issued 3,642,666 shares of Class A Common Stock to Adelphia in exchange for certain of the Company's indebtedness (including the Adelphia Note at fair market value) and payables owed to Adelphia at a purchase price of $15.00 per share (the public offering price less the underwriting discount, or an aggregate of $54.6 million). Also on May 8, 1998, in connection with the resolution of the number of warrants to be issued to MCImetro Access Transmission Services, Inc. ("MCI") pursuant to a prior agreement between MCI and the Company, (i) Adelphia purchased from MCI warrants with a three-year term to purchase an aggregate of 1,421,501 shares of Class A Common Stock at $6.15 per share, at a purchase price per share paid by Adelphia to MCI of $8.85 per share (of which warrants to purchase 8,975 of such shares were issued on June 5, 1998), (ii) the Company issued a three-year warrant to Adelphia to acquire 200,000 shares of Class A Common Stock at $16.00 per share, and (iii) the Company paid Adelphia a fee of $0.5 million.

  In April 1998 and in recognition for valuable past service to the Company and as an incentive for future services, the Company authorized the issuance under the 1996 Plan to each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas of (i) stock options (the "Rigas Options") covering 100,000 shares of Class A Common Stock, which options will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director) and which shall be exercisable at the initial public offering price for the IPO and (ii) phantom stock awards covering 100,000 shares of Class A Common Stock, which phantom awards will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director). Also in April 1998, pursuant to an existing agreement, the Company authorized the issuance under the 1996 Plan to each of Messrs. Drenning, Fajerski and Fowler of stock options covering 13,047 shares of Class A Common Stock with exercise price and vesting terms identical to the Rigas Options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than ten percent of a class of the Company's registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities. No such reports were required to be filed by the Company's directors, executive officers or more than ten percent stockholders during fiscal 1998.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of August 19, 1998 by (i) each person known by the Company to be a beneficial owner of more than 5% of either the Class A Common Stock or Class B Common Stock, (ii) the directors and executive officers and (iii) all directors and executive officers as a group. As of August 19, 1998, there were 22,114,719 shares of Class A Common Sock outstanding and 32,576,113 shares of Class B Common Stock outstanding.

                                                                       TOTAL
                                     CLASS A           CLASS B      COMMON STOCK
                                   COMMON STOCK      COMMON STOCK       (%)
                                   ------------      ------------   ------------
Adelphia Communications
 Corporation (a)..................  6,966,667(b)(c)   29,125,066        66.0%
John J. Rigas (a).................         --                 --          --
James P. Rigas (a)................         --                 --          --
Michael J. Rigas (a)..............         --                 --          --
Timothy J. Rigas (a)..............         --                 --          --
Daniel R. Milliard................    465,000(d)              --         0.8%
Charles R. Drenning (e)...........           (b)(c)    1,124,978         2.1%
Paul D. Fajerski (e)..............           (b)(c)    1,106,375         2.0%
Randolph S. Fowler (e)............           (b)(c)    1,124,978         2.1%
Pete J. Metros....................        300                 --          --
James L. Gray.....................      1,500                 --          --
All executive officers and
 directors as a group
 (ten persons)(a).................  7,433,467(f)      32,481,397(f)     73.0%

--------
(a) The business address of Adelphia Communications Corporation is Main at Water Street, Coudersport, PA 16915. In their capacity as executive officers of Adelphia, the following persons share or may be deemed to share voting and dispositive power over the shares of Common Stock owned by Adelphia, subject to the discretion of the Board of Directors of
    Adelphia: John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard.
(b) Each share of Class B Common Stock is convertible at any time at the option of the holder into an equal number of shares of Class A Common Stock. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders.
(c) The information presented reflects only shares of Class A Common Stock held directly by Adelphia and does not include (i) shares of Class B Common Stock convertible into Class A Common Stock or (ii) 1,621,501 shares of Class A Common Stock issuable under warrants held by Adelphia. Assuming the conversion of all Class B Common Stock held by Adelphia into Class A Common Stock and the exercise of all such warrants, Adelphia would beneficially own 72.0% of the Class A Common Stock as of such date.
(d) Mr. Milliard shares voting and investment power over 10,000 of such shares with his spouse.
(e) The business address of each such holder is DDI Plaza Two, 500 Thomas Street, Suite 400, Bridgeville, PA 15017-2838. Includes with respect to
    (i) Mr. Drenning, an aggregate of 260,000 shares of Class B Common Stock held in trust for the benefit of Mr. Drenning's children for which his spouse serves as co-trustee and as to which shares Mr. Drenning has neither the power to dispose nor the power to vote; and (ii) Mr. Fajerski, an aggregate of 260,000 shares held in trust for the benefit of Mr. Fajerski's children for which his spouse serves as co-trustee and as to which shares Mr. Fajerski has neither the power to dispose nor the power to vote.
(f) The information presented includes 6,966,667 shares of Class A Common Stock and 29,125,066 shares of Class B Common Stock held by Adelphia, for which the following executive officers and directors of the Company share or may be deemed to share voting and dispositive power over the shares, subject to the discretion of the Board of Directors of Adelphia: John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard. The information presented excludes 1,621,501 shares of Class A Common Stock issuable under warrants held by Adelphia.

                   FORM 10-K ANNUAL REPORT TO THE SECURITIES
                            AND EXCHANGE COMMISSION

  A COPY OF THE ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS) OF THE COMPANY FOR THE FISCAL YEAR ENDED MARCH 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED FREE OF CHARGE, UPON WRITTEN REQUEST, TO STOCKHOLDERS WHO HAVE NOT PREVIOUSLY RECEIVED A COPY FROM THE COMPANY. WRITTEN REQUESTS MAY BE DIRECTED TO THE SECRETARY, HYPERION TELECOM-MUNICATIONS, INC., MAIN AT WATER STREET, COUDERSPORT, PENNSYLVANIA 16915.

                                 OTHER MATTERS

  The Company knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting, however, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

  The Company will pay the expense in connection with the printing, assembling and mailing to the holders of capital stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, proxies may be solicited by directors, officers or regular employees of the Company personally or by telephone or telegraph. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

  The Company's certified public accountants during fiscal 1998 were, and for fiscal 1999 will be, Deloitte & Touche LLP. Such accountants are not expected to attend the Annual Meeting.

STOCKHOLDER PROPOSALS

  Stockholders who intend to submit a proposal at the Annual Meeting of the stockholders of the Company expected to be held in October 1999 must submit such proposal to the attention of the Secretary of the Company at the address of its executive offices no later than May 1, 1999.

                                   APPENDIX A

                               TABLE OF CONTENTS

Selected Financial Data...................................................  A-2
Management's Discussion and Analysis of Financial Condition and Results of
 Operations ..............................................................  A-5
Independent Auditors' Report .............................................  A-12
Consolidated Balance Sheets, March 31, 1997 and 1998 .....................  A-13
Consolidated Statements of Operations, Years Ended March 31, 1996, 1997
 and 1998 ................................................................  A-14
Consolidated Statements of Common Stock and Other Stockholders'
 Equity (Deficiency), Years Ended March 31, 1996, 1997 and 1998 ..........  A-15
Consolidated Statements of Cash Flows, Years Ended March 31, 1996, 1997
 and 1998 ................................................................  A-16
Notes to Consolidated Financial Statements ...............................  A-17
Market for the Company's Common Equity and Related Stockholder Matters ...  A-34

                            SELECTED FINANCIAL DATA

  The following selected consolidated financial data as of and for each of the five years in the period ended March 31, 1998 have been derived from the audited consolidated financial statements of the Company and the related notes thereto. These data should be read in conjunction with the consolidated financial statements and related notes thereto for each of the three years in the period ended March 31, 1998 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement. The balance sheet data as of March 31, 1994, 1995 and 1996 and the statement of operations data and the other Company data with respect to the fiscal years ended March 31, 1994 and 1995 have been derived from audited consolidated financial statements of the Company not included herein.

                                           YEAR ENDED MARCH 31,
                               ------------------------------------------------
                                1994      1995      1996      1997      1998
                               -------  --------  --------  --------  ---------
STATEMENT OF OPERATIONS DATA
(A):                                      (DOLLARS IN THOUSANDS)
 Revenues....................  $   417  $  1,729  $  3,322  $  5,088  $  13,510
 Operating expenses:
  Network operations.........      330     1,382     2,690     3,432      7,804
  Selling, general and
   administrative............    2,045     2,524     3,084     6,780     14,314
  Depreciation and
   amortization..............      189       463     1,184     3,945     11,477
                               -------  --------  --------  --------  ---------
 Operating loss..............   (2,147)   (2,640)   (3,636)   (9,069)   (20,085)
 Gain on sale of investment..       --        --        --     8,405         --
 Interest income.............       17        39       199     5,976     13,304
 Interest expense and fees...   (2,164)   (3,321)   (6,088)  (28,377)   (49,334)
 Equity in net loss of joint
  ventures...................     (528)   (1,799)   (4,292)   (7,223)   (12,967)
 Net loss....................   (4,725)   (7,692)  (13,620)  (30,547)   (69,082)
 Dividend requirements
  applicable to preferred
  stock......................       --        --        --        --    (12,409)
 Net loss applicable to
  common stockholders........   (4,725)   (7,692)  (13,620)  (30,547)   (81,491)
 Basic and diluted net loss
  per weighted average share
  of common stock............  $ (0.15) $  (0.24) $  (0.42) $  (0.89) $   (2.33)
 Common stock dividends......       --        --        --        --         --
OTHER COMPANY DATA (A):
 EBITDA (b)..................  $(1,958) $ (2,177) $ (2,452) $ (5,124) $  (8,608)
 Capital expenditures and
  Company investments (c)....    8,607    10,376    18,899    79,396    132,889
 Cash used in operating
  activities.................   (2,121)   (2,130)     (833)   (4,823)    (6,333)
 Cash used in investing
  activities.................   (8,607)  (10,376)  (18,899)  (72,818)  (266,604)
 Cash provided by financing
  activities.................   10,609    12,506    19,732   137,455    443,873
                                             AS OF MARCH 31,
                               ------------------------------------------------
                                1994      1995      1996      1997      1998
                               -------  --------  --------  --------  ---------
BALANCE SHEET DATA (A):                   (DOLLARS IN THOUSANDS)
 Cash and cash equivalents...  $    --  $     --  $     --  $ 59,814  $ 230,750
 Total assets................   14,765    23,212    35,269   174,601    634,893
 Long term debt and
  exchangeable redeemable
  preferred stock............   19,968    35,541    50,855   215,675    735,980
 Common stock and other
  stockholders' equity
  (deficiency)...............   (6,011)  (13,703)  (27,323)  (50,254)  (118,991)

--------
(a) The data presented represents financial information for the Company and its consolidated subsidiaries. As of March 31, 1998, 10 of the Company's networks were owned by joint ventures in which it owned an interest of 50% or less, and for which the Company reports its interest pursuant to the equity method of accounting consistent with generally accepted accounting principles.
(b) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(c) For the fiscal years ended March 31, 1994, 1995, 1996 1997 and 1998 the Company's capital expenditures (including capital expenditures relating to its wholly owned Operating Companies) were $3.1, $2.9, $6.1, $24.6, and $68.6 million, respectively, and the Company's investments in its less than wholly owned Operating Companies were $5.5, $7.5, $12.8, $34.8, and $64.3 million, respectively, for the same periods. Furthermore, during the fiscal year ended March 31, 1997, the Company invested $20.0 million in fiber assets and a senior secured note.

  SUPPLEMENTAL PROPORTIONATE SHARE OPERATING COMPANY FINANCIAL AND OPERATING
                                     DATA

  The following supplemental unaudited financial results and network operating data of Hyperion and its Operating Companies is derived from Company information. All financial results are presented on a proportionate share basis (see note (a) below). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Supplementary Operating Company Financial Analysis." The Company reports its interest in its 50% or less owned networks pursuant to the equity method of accounting consistent with generally accepted accounting principles. As a result, the financial information set forth below is not indicative of the Company's overall financial position or results of operations.

             OPERATING COMPANY PROPORTIONATE SHARE FINANCIAL DATA
                                (unaudited)(a):

                                          FISCAL YEAR ENDED MARCH 31,
                                         -------------------------------
                                           1996       1997       1998
                                         ---------  ---------  ---------
                                            (DOLLARS IN THOUSANDS)
Operating Revenue......................  $   4,149  $   7,760  $  17,498
Direct operating expenses..............      3,081      4,494      9,119
                                         ---------  ---------  ---------
Gross margin...........................      1,068      3,266      8,379
Selling, general and administrative
 expenses..............................      5,369     11,003     23,664
Depreciation and amortization expense..      4,545     10,829     22,434
                                         ---------  ---------  ---------
Operating loss.........................     (8,846)   (18,566)   (37,719)
Interest income........................        286      6,005     13,313
Interest expense.......................     (7,362)   (30,428)   (53,012)
Other (expense) income.................       (160)     8,706         10
                                         ---------  ---------  ---------
Net loss...............................    (16,082)   (34,283)   (77,408)
Dividend requirements applicable to
 preferred stock.......................         --         --    (12,409)
                                         ---------  ---------  ---------
Net loss applicable to common
 stockholders..........................  $ (16,082)  $(34,283) $ (89,817)
                                         =========  =========  =========
Basic and diluted net loss per weighted
 average share of common stock.........  $   (0.49)    $(1.00) $   (2.57)
                                         =========  =========  =========
Weighted average shares of common stock
 outstanding (in thousands)............     32,500     34,421     34,986
                                         =========  =========  =========
OTHER OPERATING DATA:
 EBITDA (b)............................  $  (4,301) $  (7,737) $ (15,285)
 Capital Expenditures..................  $  30,581  $  99,751  $ 137,901
                                                    AS OF MARCH 31,
                                         ----------------------------------------
                                           1996       1997       1998
                                         ---------  ---------  ---------
ASSET AND LIABILITY DATA:                   (DOLLARS IN THOUSANDS)
 Gross property, plant & equipment (c).  $  61,209  $ 145,522  $ 336,473
 Capital lease obligations (d).........     11,076     32,646     49,691
OTHER NETWORK DATA:
 Networks (e)..........................         17         21         22
 Cities served (f).....................         19         33         46
 Route miles (f).......................      2,210      3,461      5,363
 Fiber miles (f).......................    106,080    166,131    249,672
 Buildings connected...................        822      1,270      1,909
 LEC central offices collocated........         44        104        113
 Access lines sold.....................          0      7,000     41,500
 Access lines installed................          0      1,450     23,200
 Switches installed (g)................          5          7         17
 Employees (h).........................        155        261        571

--------
(a) Unless otherwise stated, the proportionate share financial data presented represents the collective sum of Hyperion and Hyperion's economic interest in each of the Operating Companies it owns and manages at Hyperion's ownership percentage as of March 31, 1998. All historical results of operations are presented as if Hyperion's current ownership percentage of its Operating Companies were in place during the entire period presented. While this presentation format is not in accordance with generally accepted accounting principles ("GAAP"), management of Hyperion believes that this format depicts the operational progress, and the associated economic effect on Hyperion, of the Company's results of operations. Network Data is derived from the Operating Companies' records and presents information for the Company's networks, but does not include information for the South Florida Partnership in which the Company sold its investment during fiscal 1997.
(b) Earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures ("EBITDA") and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance.
(c) Represents proportionate share property, plant and equipment (before accumulated depreciation) of the networks, the NOCC and the Company based upon Hyperion's ownership percentage as of March 31, 1998 in the Operating Companies.
(d) Represents fiber lease financings with the respective Local Partners for each network and other capital leases.
(e) Includes networks under construction.
(f) Data as of March 31, 1996 and 1997 excludes networks under construction. Data as of March 31, 1998 includes networks under construction.
(g) Represents Lucent 5ESS switches or remote switch modules which deliver full switch functionality.
(h) Employees includes employees of both the Operating Companies and the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company, through its Operating Companies, provides a competitive alternative to the telecommunications services offered by the incumbent LECs in its markets. Since its inception in October 1991 through March 31, 1998, the Company experienced substantial growth, building from its original two partnerships covering two networks to 20 Operating Companies and 22 networks. At March 31, 1998, 18 of these 22 networks were operational. The Operating Companies' customers are principally small, medium and large businesses and government and educational end users and resellers, including IXCs and ISPs. The Company believes that its strategy of utilizing Local Partners to develop its networks has allowed the Company to build networks with greater coverage, lower upfront and ongoing costs and superior service and reliability.

  As of March 31, 1998, the Company's Operating Companies were made up of ten wholly owned subsidiaries (through which the Company has an interest in 11 networks), one majority-owned company and 9 joint ventures (through which the Company has an interest in 10 networks) where the Company owns 50% or less of the aggregate equity interests in such Operating Companies. Results of majority-owned subsidiaries are consolidated into the Company's financial statements. The Company's pro rata share of the results of the Operating Companies where the Company owns 50% or less are recorded under the caption "Equity in net loss of joint ventures" in the Company's Consolidated Financial Statements utilizing the equity method of accounting. Correspondingly, the Company's initial investments in these Operating Companies are carried at cost and are subsequently adjusted for the Company's pro rata share of the Operating Companies' net losses, additional capital contributions to the Operating Companies and distributions from the Operating Companies to the Company. The Company is responsible for the design, construction, management and operation of the networks owned by all of the Operating Companies and receives management fees from the Operating Companies for its management and network monitoring services. Management fees, which are generally based on the Company's costs of providing such services, are determined by Local Partner Agreements and vary depending upon the market. Management fees from non-consolidated subsidiaries are accounted for as revenues of the Company.

  Since its inception, the Company, in conjunction with its Local Partners, has made substantial investments in designing, constructing and enhancing the Operating Companies' fiber optic networks. As of March 31, 1998, the Company's networks had approximately 5,363 route miles, approximately 249,672 fiber miles and were connected to approximately 1,909 buildings in 18 operating networks. As of March 31, 1998, the Operating Companies had installed 17 switches or remote modules, all of which were operational at March 31, 1998. The Company expects to offer switched services in all of its markets during 1998. The Company's NOCC in Coudersport, Pennsylvania provides for remote control, monitoring and diagnosis of all Operating Company networks. Funding for the development of the Operating Companies has come from investments by the Company and the Local Partners as well as from Fiber Lease Financings which enable the Company to finance the building of fiber optic plant through long-term leases. Due to savings achieved in the construction of fiber optic networks by working with Local Partners, the Company believes that building a comparable level of network infrastructure without Local Partners would have required a substantially greater level of capital investment.

  In the markets where the Company's Existing Networks are currently operating or are under construction, the Company believes it has an addressable market of approximately $13.3 billion annually, substantially all of which is currently provided by the incumbent LECs. This addressable market estimate does not include the market for enhanced data services, wireless resale, internet access or long distance services, which the Company has the ability to enter at its option.

  Over the next eighteen months, the Company plans to complete the development and construction of 14 new networks serving 29 additional cities (the "New Networks") through a continuation of partnerships with Local Partners and the construction of its own networks, generally utilizing established rights of way of local electric utility providers. These New Networks will generally expand the Company's regionally focused clustering strategy and will, in certain cases, further facilitate the regional interconnection of its markets. Management believes that with the addition of these New Networks, its addressable market opportunity will be approximately $26.0 billion annually.

RESULTS OF OPERATIONS

 Fiscal 1998 in comparison with Fiscal 1997

  Revenues increased 166% to $13.5 million for the fiscal year ended March 31, 1998 ("Fiscal 1998") from $5.1 million in the prior fiscal year. Growth in revenues of $8.4 million resulted primarily from majority and wholly-owned Operating Companies' revenues which increased approximately $6.8 million as compared to the prior fiscal year due to increases in the customer base and the impact of consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg Operating Companies. Management fees for non-consolidated Operating Companies increased $1.6 million over the prior fiscal year due to a full year of operations in Philadelphia and the commencement of operations in the markets served in partnership with Entergy.

  Network operations expense increased 127% to $7.8 million in Fiscal 1998 from $3.4 million in the prior fiscal year. The increase was attributable to the expansion of operations at the NOCC, the increased number and size of the Operating Companies which resulted in increased employee related costs and equipment maintenance costs and the impact of consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg Operating Companies.

  Selling, general and administrative expense increased 111% to $14.3 million in Fiscal 1998 from $6.8 million in the prior fiscal year. The increase was due to an increase in the sales force required to support the existing networks, corporate and NOCC overhead cost increases to accommodate the growth in the number and size of the Operating Companies and the consolidation of the Buffalo, Syracuse, New Jersey, Louisville, Lexington and Harrisburg Operating Companies.

  Depreciation and amortization expense increased 191% to $11.5 million during Fiscal 1998 from $3.9 million in the prior fiscal year primarily as a result of increased depreciation resulting from higher capital expenditures at the NOCC and the consolidated Operating Companies and the amortization of costs incurred in connection with the issuance of the 12 1/4% Senior Secured Notes.

  Gain on sale of investment for Fiscal 1997was due to the sale of the Company's 15.7% partnership interest in TCG of South Florida to Teleport Communications Group Inc. on May 16, 1996 for an aggregate sale price of approximately $11.6 million. This sale resulted in a gain of $8.4 million. No such sale occurred during Fiscal 1998.

  Interest income for Fiscal 1998 increased to $13.3 million from $6.0 million in the prior fiscal year as a result of interest income earned on investment of the proceeds of the 12 1/4% Senior Secured Notes and the 12 7/8% Senior Exchangeable Redeemable Preferred Stock.

  Interest expense and fees increased 74% to $49.3 million during Fiscal 1998 from $28.4 million in the prior fiscal year. The increase was attributable to incremental non-cash interest expense associated with the 13% Senior Discount Notes and interest expense associated with the 12 1/4% Senior Secured Notes.

  Equity in net loss of joint ventures increased by 80% to $13.0 million during Fiscal 1998 from $7.2 million in the prior fiscal year as more nonconsolidated Operating Companies began operations. The net losses of the nonconsolidated Operating Companies for Fiscal 1998 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks of the nonconsolidated Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated networks paying management fees to the Company decreased from 12 at March 31, 1997 to 8 at March 31, 1998. These networks paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $4.8 million for Fiscal 1998, an increase of approximately $1.6 million over the prior fiscal year. The nonconsolidated networks' net losses, including networks under construction, for Fiscal 1998 aggregated approximately $19.9 million.

  Dividend requirements applicable to preferred stock during the year ended March 31, 1998 resulted from the 12 7/8% Senior Exchangeable Redeemable Preferred Stock issued in October 1997.

 Fiscal 1997 in comparison with Fiscal 1996

  Revenues increased 53% to $5.1 million for the fiscal year ended March 31, 1997 ("Fiscal 1997") from $3.3 million in the prior fiscal year. Growth in revenues of $1.8 million resulted primarily from continued expansion in the number and size of Operating Companies and the resultant increase in management fees of $0.8 million over the prior fiscal year. Revenues from majority and wholly-owned Operating Companies also increased approximately $1.0 million as compared to the prior fiscal year due to increases in the customer base and the impact of consolidation of the Nashville Operating Company.

  Network operations expense increased 28% to $3.4 million in Fiscal 1997 from $2.7 million in the prior fiscal year. Substantially all of the increase was attributable to the expansion of operations at the NOCC, as well as the increased number and size of the Operating Companies which resulted in increased employee related costs and equipment maintenance costs.

  Selling, general and administrative expense increased 120% to $6.8 million in Fiscal 1997 from $3.1 million in the prior fiscal year. Approximately $0.8 million of the $3.7 million increase was due to an increase in the amount of allocated costs from Adelphia. These costs include charges for office space, senior management support and shared services such as finance activities, information systems, computer services, investor relation activities, payroll and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own. In addition, $0.7 million of the increase was due to a write off of costs in connection with the postponement of the Company's contemplated initial public offering in November 1996. The remainder of the increase was due to increased administrative and sales and marketing efforts as well as corporate and NOCC overhead cost increases due to growth in the number of Operating Companies managed and monitored by the Company.

  Depreciation and amortization expense increased 233% to $3.9 million during Fiscal 1997 from $1.2 million in the prior fiscal year primarily as a result of the amortization of costs incurred in connection with the issuance of the 13% Senior Discount Notes and increased depreciation resulting from higher capital expenditures at the NOCC and the majority and wholly owned Operating Companies.

  Gain on sale of investment is due to the sale of the Company's 15.7% partnership interest in TCG of South Florida to Teleport Communications Group Inc. on May 16, 1996 for an aggregate sales price of approximately $11.6 million. This sale resulted in a gain of $8.4 million.

  Interest income for Fiscal 1997 increased to $6.0 million from $0.2 million in the prior fiscal year as a result of interest income earned on investment of the proceeds of the 13% Senior Discount Notes and Warrants.

  Interest expense and fees increased 366% to $28.4 million during Fiscal 1997 from $6.1 million in the prior fiscal year. The increase was attributable to $23.5 million of non-cash interest expense associated with the 13% Senior Discount Notes partially reduced by lower affiliate interest expense due to decreased borrowings from Adelphia.

  Equity in net loss of joint ventures increased by 68% to $7.2 million during Fiscal 1997 from $4.3 million in the prior fiscal year as more nonconsolidated Operating Companies began operations. The net losses of the nonconsolidated Operating Companies for Fiscal 1997 were primarily the result of revenues only partially offsetting startup and other costs and expenses associated with design, construction, operation and management of the networks of the nonconsolidated Operating Companies, and the effect of the typical lag time between the incurrence of such costs and expenses and the subsequent generation of revenues by a network.

  The number of nonconsolidated networks paying management fees to the Company increased from 11 at March 31, 1996 to 12 at March 31, 1997. These networks paid management and monitoring fees to the Company, which are included in revenues, aggregating approximately $3.2 million for Fiscal 1997, an increase of approximately $0.8 million over the prior fiscal year. The nonconsolidated networks' net losses, including networks under construction, for Fiscal 1997 aggregated approximately $17.1 million.

SUPPLEMENTARY PROPORTIONATE SHARE OPERATING COMPANY FINANCIAL ANALYSIS

  The Company believes that working with Local Partners to develop markets enables the Company to build larger networks in a rapid and cost effective manner. In pursuit of this strategy, the Company currently has joint ventures with Local Partners where the Company owns 50% or less of each partnership or corporation. As a result of the Company's ownership position in these joint ventures, a substantial portion of the Operating Companies' results are reported by the Company on the equity method of accounting for investments which only reflects the Company's pro rata share of net income or loss of the Operating Companies. Because all of the assets, liabilities and results of operations of the Operating Companies are not presented in the Company's consolidated financial statements, financial analysis of these Operating Companies based upon the Company's results does not represent a complete measure of the growth or operations of the Operating Companies.

  In order to provide an additional measure of the growth and performance of the Company and its Operating Companies, management of the Company analyzes financial information of the Operating Companies on a proportionate share presentation basis. Proportionate share presentation reflects the collective sum of Hyperion and Hyperion's economic interest in each of the Operating Companies at Hyperion's current ownership percentage as of March 31, 1998. All historical results of operations are presented as if Hyperion's current ownership percentage as of March 31, 1998 of its Operating Companies were in place during the entire period presented. While this presentation format is not in accordance with generally accepted accounting principles ("GAAP"), management of Hyperion believes that this format better depicts the operational progress, and the associated economic effect on Hyperion, of the Company's results of operations during the period. This financial information, however, is not indicative of the Company's overall financial position or results of operations.

  For the Fiscal 1998, proportionate revenue increased 125% to $17.5 million as compared to $7.8 million in the prior fiscal year. The increase in revenues for the fiscal year resulted primarily from increases in the customer base, five new markets becoming operational during fiscal 1998 and the commencement of switched services in the current fiscal year. During Fiscal 1998, the Company successfully launched switched services in 13 of its markets, bringing the total number of markets offering switched services to 17 at the end of Fiscal 1998. During Fiscal 1998, the Operating Companies sold 34,500 additional access lines, bringing total sales to 41,500 access lines as of March 31, 1998.

  Fiscal 1998 proportionate EBITDA (earnings before interest expense, income taxes, depreciation and amortization, other non-cash charges, gain on sale of investment, interest income and equity in net loss of joint ventures) loss was $15.3 million as compared to $7.7 million for the prior fiscal year. EBITDA and similar measurements of cash flow are commonly used in the telecommunications industry to analyze and compare telecommunications companies on the basis of operating performance, leverage, and liquidity. While EBITDA is not an alternative to operating income as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity, all as defined by generally accepted accounting principles, and while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance. The increase in proportionate EBITDA loss for Fiscal 1998 was due primarily to increased selling, general, and administrative expenses as a result of the ramp up in direct sales and marketing distribution channels as the Company has aggressively moved to an end-user strategy over the past year, focusing on medium to large business customers, governmental and educational end-user and other telecommunications service providers. As of March 31, 1998, the Company had a direct sales force of 128 professionals focused on selling the Company's portfolio of service offerings, up from approximately 35 sales professionals one year ago.

  Fiscal 1998 proportionate net loss applicable to common stockholders was $89.8 million as compared to $34.3 million for the prior fiscal year. The increase in proportionate net loss applicable to common stockholders for Fiscal 1998 was due primarily to the above mentioned increase in selling, general and administrative expenses, increased depreciation and amortization and increased interest expense and preferred stock dividends associated with the Company's financing activities. Also, in Fiscal 1997 the Company recognized a one time gain of approximately $8.4 million associated with the sale of its partnership interest in a network in South Florida.

  During Fiscal 1998, the Company and its Operating Companies invested $176.4 million in capital expenditures, of which Hyperion's proportionate share was $137.9 million. As of March 31, 1998, total gross property plant and equipment of the Company and its Operating Companies was $441.7 million, of which Hyperion's proportionate share is $336.5 million.

LIQUIDITY AND CAPITAL RESOURCES

  The development of the Company's business and the installation and expansion of the Operating Companies' networks, combined with the construction of the Company's NOCC, have resulted in substantial capital expenditures and investments during the past several years. Capital expenditures by the Company were $6.1 million, $24.6 million and $68.6 million for Fiscal 1996, Fiscal 1997 and Fiscal 1998, respectively. Further, investments made by the Company in its nonconsolidated Operating Companies, the South Florida Partnership and the partnerships included in the Rollups were $12.8 million, $34.8 million and $64.3 million in Fiscal 1996, Fiscal 1997 and Fiscal 1998, respectively. Also, during Fiscal 1997, the Company invested $20.0 million in fiber assets and a senior secured note in furtherance of its strategy to interconnect its networks in the northeastern United States. The Company expects that it will continue to have substantial capital and investment requirements. The Company also expects to have to continue to fund operating losses as the Company develops and grows its business.

  On September 12, 1997 and February 12, 1998, the Company consummated the Rollups with various of its Local Partners, thereby increasing the Company's ownership interest in seven of its networks to 100% for an aggregate cash purchase price of $52 million and certain other consideration. As a result of these transactions, the Company's weighted average ownership in its networks, based upon gross property plant and equipment, increased to 77% as of March 31, 1998. These transactions are consistent with the Company's goal to own at least a 50% interest in each of its Operating Companies and to dispose of its interests in those in which acquiring a controlling interest is not economically attractive. The Company may consider similar transactions from time to time in its other markets.

  During Fiscal 1998, the Company issued $250 million aggregate principal amount of 12 1/4% Senior Secured Notes due 2004 and $200 million aggregate liquidation preference 12 7/8% Senior Exchangeable Redeemable Preferred Stock due 2007. In addition, during May 1998, the Company successfully completed the IPO. (See Notes 1 and 5 to the Consolidated Financial Statements.)

  The Company has experienced substantial negative operating cash flow since its inception. A combination of operating losses, the substantial capital investments required to build the Company's wholly owned networks and its state-of-the-art NOCC, and incremental investments in the Operating Companies has resulted in substantial negative cash flow. For the fiscal years ended March 31, 1996, 1997 and 1998 cash used in operating activities totaled $0.8 million, $4.8 million, and $6.3 million respectively, cash used in investing activities totaled $18.9 million, $72.8 million and $266.6 million respectively, and cash provided by financing activities totaled $19.7 million, $137.5 million and $443.9 million respectively. Prior to April 15, 1996, funding of the Company's cash flow deficiency was principally accomplished through additional borrowings from Adelphia. Prior to April 15, 1996, interest and fees on this unsecured credit facility were based upon the weighted average cost of unsecured borrowings of Adelphia. The average interest rate charged for all periods was 11.3% through April 15, 1996 (excluding fees charged which were based on the amount borrowed) and 16.5% for the period since April 16, 1996.

  The competitive local telecommunication service business is a capital-intensive business. The Company's operations have required and will continue to require substantial capital investment for (i) the installation of electronics for switched services in the Company's networks, (ii) the expansion and improvement of the Company's NOCC and Existing Networks, (iii) the design, construction and development of additional networks, including the New Networks and (iv) the acquisition of additional ownership interests in Existing Networks or New Networks. The Company estimates that it will require approximately $420 million to fund anticipated capital expenditures, working capital requirements and operating losses of the Company and investments in its existing and its planned new Operating Companies through the end of 2000. Expansion of the Company's networks will include the geographic expansion of the Company's Existing Networks and the construction of New Networks over the next eighteen months. The Company expects to build these New Networks in additional markets, which in some cases will include additional partnerships with utility partners. Also, in the future, the Company may increase its ownership interests in Existing Networks. The Company currently expects that the net proceeds from the IPO, together with its existing cash balance and internally generated funds balance, will be sufficient to fund the Company's capital expenditures, working capital requirements, operating losses and pro rata investments in the Operating Companies through mid-2000. In addition to the foregoing, the Company will use funds for the purchase of LMDS spectrum in the LMDS Auction and to construct and develop associated facilities. The Company is in the process of defining its plans for utilization of the LMDS Spectrum, which could involve substantial additional funds. There can be no assurance, however, as to the availability of funds from internal cash flow, Local Partner investments or from the private or public equity or debt markets. Also, the indentures relating to the Senior Notes and the Senior Secured Notes and the Certificate of Designation for the Preferred Stock both provide certain restrictions upon the Company's ability to incur additional indebtedness. The Company's inability to fund pro rata investments required for the Operating Companies could result in a dilution of the Company's interest in the individual Operating Companies or could otherwise have a material adverse effect upon the Company and/or the Operating Companies. In addition, the expectations of required future capital expenditures are based on the Company's current estimate. There can be no assurance that actual expenditures will not significantly exceed current estimates, that the Company will not accelerate its capital expenditures program, or that the application of existing cash and net proceeds from the IPO will not otherwise vary significantly from the Company's plans.

RECENT ACCOUNTING PRONOUNCEMENTS

  Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," have been issued and are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 defines comprehensive income and outlines certain reporting and disclosure requirements related to comprehensive income. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 130 and SFAS No. 131 is not expected to have any effect on the Company's financial statements or disclosures.

  SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," has been issued and is effective for fiscal quarters beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," has been issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start up costs and organization costs. It requires such costs to be expensed as incurred. Management of the Company has not evaluated the impact of SFAS 133 or SOP 98-5.

YEAR 2000 ISSUES

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company has recently completed the planning stage of a project that addresses the Year 2000 data processing issues relating to modifications of its mainframe computer applications. Internal and external resources are being used to make the required modifications and perform the necessary tests, all of which is expected to be completed by June 1999. The financial impact of these modifications is not expected to be significant to the Company's financial statements.

  In addition, the Company has begun communicating with others whom it does significant business with to determine their Year 2000 compliance readiness and the extent to which the Company is vulnerable to any third party Year 2000 issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

IMPACT OF INFLATION

  The Company does not believe that inflation has had a significant impact on the Company's consolidated operations or on the operations of the Operating Companies over the past three fiscal years.

           QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

  Not applicable.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  The consolidated financial statements and related notes thereto and independent auditors report follow.

                         INDEPENDENT AUDITORS' REPORT

Hyperion Telecommunications, Inc.:

  We have audited the accompanying consolidated balance sheets of Hyperion Telecommunications, Inc. and subsidiaries as of March 31, 1997 and 1998, and the related consolidated statements of operations, of common stock and other stockholders' equity (deficiency) and of cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hyperion Telecommunications, Inc. and subsidiaries at March 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
June 10, 1998

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 MARCH 31,
                                                             -----------------
                                                               1997     1998
                                                             -------- --------
ASSETS:
Current assets:
  Cash and cash equivalents................................. $ 59,814 $230,750
  Other current assets......................................      768    4,434
                                                             -------- --------
    Total current assets....................................   60,582  235,184
U.S. government securities--pledged.........................       --   70,535
Investments.................................................   44,685   50,116
Property, plant and equipment--net..........................   53,921  250,633
Other assets--net...........................................   15,413   28,425
                                                             -------- --------
    Total................................................... $174,601 $634,893
                                                             ======== ========
LIABILITIES, PREFERRED STOCK, COMMON STOCK AND OTHER
 STOCKHOLDERS' EQUITY (DEFICIENCY):

Current liabilities:
  Accounts payable........................................ $  2,342  $  11,775
  Due to affiliates--net..................................    6,081      1,442
  Other current liabilities...............................      757      4,687
                                                           --------  ---------
    Total current liabilities.............................    9,180     17,904
13% Senior Discount Notes due 2003........................  187,173    215,213
12 1/4% Senior Secured Notes due 2004.....................       --    250,000
Note payable--Adelphia....................................   25,855     35,876
Other debt................................................    2,647     27,687
                                                           --------  ---------
    Total liabilities.....................................  224,855    546,680
                                                           --------  ---------
12 7/8% Senior Exchangeable Redeemable Preferred Stock....       --    207,204
                                                           --------  ---------
Commitments and contingencies (Note 7)
Common stock and other stockholders' equity (deficiency):
  Class A Common Stock, $0.01 par value, 300,000,000
   shares authorized, 338,000 and 396,500 shares
   outstanding, respectively..............................        3          4
  Class B Common Stock, $0.01 par value, 150,000,000
   shares authorized and 32,500,000 shares outstanding....      325        325
  Additional paid in capital..............................      153        179
  Class A Common Stock Warrant............................       --     13,000
  Class B Common Stock Warrants...........................   11,087     11,087
  Loans to stockholders...................................   (3,000)    (3,000)
  Accumulated deficit.....................................  (58,822)  (140,586)
                                                           --------  ---------
    Total common stock and other stockholders' equity
     (deficiency).........................................  (50,254)  (118,991)
                                                           --------  ---------
    Total................................................. $174,601  $ 634,893
                                                           ========  =========

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED MARCH 31,
                                                   ----------------------------
                                                     1996      1997      1998
                                                   --------  --------  --------
Revenues.........................................  $  3,322  $  5,088  $ 13,510
                                                   --------  --------  --------
Operating expenses:
  Network operations.............................     2,690     3,432     7,804
  Selling, general and administrative............     3,084     6,780    14,314
  Depreciation and amortization..................     1,184     3,945    11,477
                                                   --------  --------  --------
    Total........................................     6,958    14,157    33,595
                                                   --------  --------  --------
Operating loss...................................    (3,636)   (9,069)  (20,085)
Other income (expense):
  Gain on sale of investment.....................        --     8,405        --
  Interest income................................       199     5,976    13,304
  Interest expense and fees......................    (6,088)  (28,377)  (49,334)
                                                   --------  --------  --------
Loss before income taxes and equity in net loss
 of joint ventures...............................    (9,525)  (23,065)  (56,115)
Income tax benefit (expense).....................       197      (259)       --
                                                   --------  --------  --------
Loss before equity in net loss of joint ventures.    (9,328)  (23,324)  (56,115)
Equity in net loss of joint ventures.............    (4,292)   (7,223)  (12,967)
                                                   --------  --------  --------
Net loss.........................................   (13,620)  (30,547)  (69,082)
Dividend requirements applicable to preferred
 stock...........................................        --        --   (12,409)
                                                   --------  --------  --------
Net loss applicable to common stockholders.......  $(13,620) $(30,547) $(81,491)
                                                   ========  ========  ========
Basic and diluted net loss per weighted average
 share of common stock...........................  $  (0.42) $  (0.89) $  (2.33)
                                                   ========  ========  ========
Weighted average shares of common stock
 outstanding.....................................    32,500    34,421    34,986
                                                   ========  ========  ========

                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF COMMON STOCK AND OTHER STOCKHOLDERS'
                              EQUITY (DEFICIENCY)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                     CLASS A  CLASS B
                          CLASS A CLASS B ADDITIONAL  COMMON   COMMON
                          COMMON  COMMON   PAID-IN    STOCK    STOCK     LOANS TO   ACCUMULATED
                           STOCK   STOCK   CAPITAL   WARRANTS WARRANTS STOCKHOLDERS   DEFICIT     TOTAL
                          ------- ------- ---------- -------- -------- ------------ ----------- ---------
Balance, March 31, 1995.    $--    $325      $ --    $    --  $    --    $    --     $ (14,028) $ (13,703)
 Net loss...............     --      --        --         --       --         --       (13,620)   (13,620)
                            ---    ----      ----    -------  -------    -------     ---------  ---------
Balance, March 31, 1996.     --     325        --         --       --         --       (27,648)   (27,323)
 Proceeds from issuance
  of Class B Common
  Stock Warrants........     --      --        --         --   11,087         --            --     11,087
 Loans to stockholders..     --      --        --         --       --     (3,000)           --     (3,000)
 Excess of purchase
  price of acquired
  assets over related
  party predecessor
  owner's carrying
  value.................     --      --        --         --       --         --          (627)      (627)
 Issuance of Class A
  Common Stock bonus....      3      --       153         --       --         --            --        156
 Net loss...............     --      --        --         --       --         --       (30,547)   (30,547)
                            ---    ----      ----    -------  -------    -------     ---------  ---------
Balance, March 31, 1997.      3     325       153         --   11,087     (3,000)      (58,822)   (50,254)
 Issuance of Class A
  Common Stock Warrant..     --      --        --     13,000       --         --            --     13,000
 Dividend requirements
  applicable to
  preferred Stock.......     --      --        --         --       --         --       (12,409)   (12,409)
 Other..................     --      --        --         --       --         --          (273)      (273)
 Issuance of Class A
  Common Stock Bonus....      1      --        26         --       --         --            --         27
Net loss................     --      --        --         --       --         --       (69,082)   (69,082)
                            ---    ----      ----    -------  -------    -------     ---------  ---------
Balance, March 31, 1998.    $ 4    $325      $179    $13,000  $11,087    $(3,000)    $(140,586) $(118,991)
                            ===    ====      ====    =======  =======    =======     =========  =========


                See notes to consolidated financial statements.

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                    YEAR ENDED MARCH 31,
                                                 -----------------------------
                                                   1996      1997      1998
                                                 --------  --------  ---------
Cash flows from operating activities:
  Net loss...................................... $(13,620) $(30,547) $ (69,082)
  Adjustments to reconcile net loss to net cash
   used in operating Activities:
    Depreciation................................    1,061     2,604      9,038
    Amortization................................      123     1,341      2,439
    Equity in net loss of joint ventures........    4,292     7,223     12,967
    Non-cash interest expense...................    6,088    23,467     34,038
    Deferred income taxes.......................     (206)      257         --
    Gain on sale of investment..................       --    (8,405)        --
    Issuance of Class A Common Stock bonus......       --       156         27
    Changes in operating assets and liabilities,
     net of effects of acquisitions:
      Other assets--net.........................     (227)     (624)    (5,302)
      Accounts payable and other liabilities--
       net......................................    1,656      (295)     9,542
                                                 --------  --------  ---------
Net cash used in operating activities...........     (833)   (4,823)    (6,333)
                                                 --------  --------  ---------
Cash flows from investing activities:
  Net cash used for acquisitions................       --    (5,040)   (65,968)
  Expenditures for property, plant and
   equipment....................................   (6,084)  (24,627)   (68,629)
  Investment in fiber asset and senior secured
   note.........................................       --   (20,000)        --
  Proceeds from sale of investment..............       --    11,618         --
  Investments in joint ventures.................  (12,815)  (34,769)   (64,260)
  Investments in U.S. government securities--
   pledged......................................       --        --    (83,400)
  Sale of U.S. government securities--pledged...       --        --     15,653
                                                 --------  --------  ---------
Net cash used in investing activities...........  (18,899)  (72,818)  (266,604)
                                                 --------  --------  ---------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock.....       --        --    194,522
  Proceeds from sale and leaseback of equipment.       --        --     14,876
  Proceeds from debt............................       --   163,705    250,000
  Repayments of debt............................       --        --     (2,326)
  Proceeds from issuance of Class B Common Stock
   warrants.....................................       --    11,087         --
  Costs associated with debt financing..........       --    (6,555)   (12,664)
  Loans to stockholders.........................       --    (3,000)        --
  Borrowings on (repayment of) note payable--
   Adelphia.....................................    9,226   (25,000)        --
  Advances from (to) affiliates.................   10,506    (2,782)      (535)
                                                 --------  --------  ---------
Net cash provided by financing activities.......   19,732   137,455    443,873
                                                 --------  --------  ---------
Net increase in cash and cash equivalents.......       --    59,814    170,936
Cash and cash equivalents, beginning of year....       --        --     59,814
                                                 --------  --------  ---------
Cash and cash equivalents, end of year.......... $     --  $ 59,814  $ 230,750
                                                 ========  ========  =========

                See notes to consolidated financial statements.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Business

  The consolidated financial statements include the accounts of Hyperion Telecommunications, Inc. and its wholly and majority owned subsidiaries ("Hyperion" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company was formed in 1991 and based on outstanding common stock as of March 31, 1998, was an 88% owned subsidiary of Adelphia Communications Corporation ("Adelphia"). The remaining 12% outstanding on March 31, 1998 was owned by certain key Company officers.

  On May 8, 1998, the Company issued and sold 12,500,000 shares of Class A Common Stock at a price to the public of $16.00 per share (the "IPO"). Simultaneously with the closing of the IPO, the Company issued and sold an additional 3,324,001 shares of Class A Common Stock to Adelphia at a purchase price of $15.00 per share (or an aggregate of approximately $49,900). In addition, at such closing, the Company issued 3,642,666 shares of Class A Common Stock to Adelphia in exchange for certain of the Company's indebtedness and payables owed to Adelphia at a purchase price of $15.00 per share (or an aggregate of $54,600). In addition, on June 5, 1998, the Company issued and sold 350,000 shares of Class A Common Stock at the $16.00 IPO price pursuant to the underwriters' over-allotment option in the IPO. Subsequent to the IPO and related transactions, Adelphia owns approximately 66% of the Hyperion outstanding common stock and approximately 85% of the total voting power.

  The Company provides telecommunications service through its subsidiaries and joint ventures, in which it has less than a majority ownership interest. The Company's efforts have been directed primarily toward becoming an owner and manager of competitive local exchange carrier ("CLEC") business telecommunications services in selected mid-sized cities. The Company generally partners with a local cable television or utility company, whose fiber facilities are located in the market areas, to build competitive access fiber optic networks. The Company then operates the networks for a management fee. Each network provides local special access, carrier-to-carrier, and point-to-point telecommunications services to major businesses and government customers. The Company's revenues are derived from a combination of direct business telecommunication services provided by its subsidiaries and management fees from its unconsolidated joint ventures.

  Joint ventures in which the Company does not have a majority interest are accounted for under the equity method of accounting.

 Cash and cash equivalents

  Cash and cash equivalents consist of highly liquid instruments with an initial maturity date of three months or less.

 U.S. Government Securities--Pledged

  U.S. Government Securities--Pledged consist of highly liquid investments which will be used to pay the first six semi-annual interest payments of the 12 1/4% Senior Secured Notes. Such investments are classified as held-to-maturity and the carrying value approximates market value.

 Property, Plant and Equipment

  Property, plant and equipment is stated at cost less accumulated depreciation. Costs capitalized include amounts directly associated with network engineering, design and construction.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

  Provision for depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the assets beginning in the month the asset is available for use or is acquired.

  The estimated useful lives of the Company's principal classes of property, plant and equipment are as follows:

   Telecommunications networks...................................... 10-20 years
   Network monitoring and switching equipment.......................  5-10 years
   Other............................................................  3-10 years

 Revenue Recognition

  The Company recognizes revenues related to management and network monitoring of the joint ventures in the month that the related services are provided. The Company recognizes revenue from telecommunications services in the month the related service is provided. Revenues on billings to customers for services in advance of providing such services are deferred and recognized when earned.

 Significant Customers

  During Fiscal 1998, sales to Hyperion's two largest customers, AT&T and MCI, represented 18.3% and 14.5% of total revenues, respectively.

 Net Loss Per Weighted Average Share of Common Stock

  The computation of basic net loss per weighted average share of common stock is based upon the weighted average number of common shares and warrants outstanding during the year. Diluted net loss per common share is equal to basic net loss per common share because the MCI Warrant discussed in Note 6 had an antidilutive effect for the periods presented; however, the MCI Warrant could have a dilutive effort on earnings per share in future periods. A warrant to purchase 731,624 shares of Class A Common Stock and Class B Common Stock Warrants to purchase 1,993,638 shares of Class B Common Stock have been included as shares outstanding for purposes of the calculation of both basic and diluted loss per share. All references in the accompanying consolidated financial statements to the number of shares of common stock have been retroactively restated to reflect the stock split (See Note 6).

 Income Taxes

  Deferred income taxes are recognized for the tax effects of temporary differences between financial statement and income tax bases of assets and liabilities and for loss carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets to the net amount that management believes will more likely than not be realized.

 Other Assets

  Costs incurred in developing new networks or expanding existing networks, including network design, negotiating rights-of-way and obtaining legal/regulatory authorizations are deferred and amortized over five years. Pre-operating costs, included in other assets, represent certain nondevelopment costs incurred during the pre-operating phase of a newly constructed network and are amortized over five-year periods commencing with

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

the start of operations. Deferred debt financing costs, included in other assets, are amortized over the term of the related debt. The unamortized amounts of deferred debt financing costs at March 31, 1997 and 1998 were $6,033 and $16,566, respectively. Also included in other assets at March 31, 1997 and 1998 is a Senior Secured Note (See Note 3).

 Asset Impairments

  The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

 Financial Instruments

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of accounts receivable. Concentration of credit risk with respect to accounts receivable is limited due to the dispersion of the Company's customer base among different customers and geographic areas.

  The Company's financial instruments include cash and cash equivalents, Note payable--Adelphia, Senior Secured Notes, Senior Discount Notes and Redeemable Preferred Stock. The carrying value of the Note payable--Adelphia approximated its fair value at March 31, 1997. The fair value of the Note payable--Adelphia exceeded the carrying value by $11,443 at March 31, 1998. The fair value of the Senior Secured Notes exceeded carrying value by approximately $31,250 at March 31, 1998. The fair value of the Redeemable Preferred Stock exceeded the carrying value by approximately $15,688 at March 31, 1998. The fair value of the Senior Discount Notes exceeded the carrying value by approximately $3,647 and $35,649 at March 31, 1997 and 1998, respectively. The fair value of the Note payable--Adelphia was estimated based upon the terms in comparison with other similar instruments. The fair value of the Senior Discount Notes, the Senior Secured Notes and the Redeemable Preferred Stock were based upon quoted market prices.

 Non-cash Financing and Investing Activities

  Capital leases entered into during the fiscal year ended March 31, 1998 totaled $24,500 (See Note 5). Dividend requirements applicable to preferred stock were satisfied by the issuance of an additional 6,860 shares of such preferred stock in January 1998 (See Note 5). See Note 4 for discussion of non-cash investing activities.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recent Accounting Pronouncements

  Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," have been issued and are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 defines comprehensive

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

income and outlines certain reporting and disclosure requirements related to comprehensive income. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 130 and SFAS No. 131 is not expected to have any effect on the Company's financial statements or disclosures.

  SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," has been issued and is effective for fiscal quarters beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," has been issued and is effective for fiscal years beginning after December 15, 1998. SOP 98-5 provides guidance on the financial reporting of start up costs and organization costs. It requires such costs to be expensed as incurred. Management of the Company has not evaluated the impact of SFAS 133 or SOP 98-5.

 Reclassification

  For the fiscal years ended March 31, 1996 and 1997, certain amounts have been reclassified to conform with the March 31, 1998 presentation.

(2) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following:

                                                                 MARCH 31,
                                                              -----------------
                                                               1997      1998
                                                              -------  --------
   Telecommunications networks............................... $12,236  $ 50,421
   Network monitoring and switching equipment................  19,301   130,283
   Fiber asset under construction (Note 3)...................  11,500    11,500
   Construction in process...................................  14,978    66,075
   Other.....................................................   1,131     6,605
                                                              -------  --------
                                                               59,146   264,884
   Less accumulated depreciation.............................  (5,225)  (14,251)
                                                              -------  --------
   Total..................................................... $53,921  $250,633
                                                              =======  ========

(3) INVESTMENT IN FIBER ASSET AND SENIOR SECURED NOTE

  On February 20, 1997, the Company entered into several agreements regarding the leasing of dark fiber in New York state in furtherance of its strategy to interconnect its networks in the northeastern United States. Pursuant to these agreements and in consideration of a payment of $20,000, the Company received a $20,000 Senior Secured Note bearing interest at 22 1/2% (subject to reduction upon early repayment of principal) due February 2002 (subject to early redemption options), from Telergy, Inc. ("Telergy") and a fully prepaid lease from a Telergy affiliate for an initial lease term of 25 years (with two additional ten-year extensions) for 24 strands of dark fiber installed or to be installed in a New York fiber optic telecommunications backbone network. The Company has included $11,500 and $8,500 in Property, Plant and Equipment and Other Assets, respectively, as the allocation of the $20,000 payment between the fiber asset and the Senior Secured Note. The allocation reflects the Company's estimate of the relative fair values of the assets acquired.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


  During Fiscal 1998, construction of the fiber has continued and no repayments have been received on the Senior Secured Note. On April 16, 1998, the Senior Secured Note was amended to mature on January 20, 1999.

(4) INVESTMENTS

  The equity method of accounting is used to account for investments in joint ventures in which the Company owns less than a majority interest. Under this method, the Company's initial investment is recorded at cost and subsequently adjusted for the amount of its equity in the net income or loss of its joint ventures. Dividends or other distributions are recorded as a reduction of the Company's investment. Investments in joint ventures accounted for using the equity method reflect the Company's equity in their underlying net assets.

  The Company's nonconsolidated investments are as follows:

                                                                  MARCH 31,
                                             OWNERSHIP        ------------------
                                             PERCENTAGE         1997      1998
                                             ----------       --------  --------
MediaOne Fiber Technologies (Jacksonville).      20.0%        $  7,330  $  7,979
Multimedia Hyperion Telecommunications
 (Wichita).................................      49.9%           3,306     3,900
Louisville Lightwave.......................     100.0%(1)        4,683        --
NewChannels Hyperion Telecommunications
 (Albany)..................................        --%(2)          924        --
NewChannels Hyperion Telecommunications
 (Binghamton)..............................        --%(2)          504        --
NHT Partnership (Buffalo)..................     100.0%(1)(3)     4,717        --
NewChannels Hyperion Telecommunications
 (Syracuse)................................     100.0%(4)        4,215        --
Hyperion of Harrisburg.....................     100.0%(1)        5,246        --
MediaOne of Virginia (Richmond)............      37.0%           7,018     7,212
New Jersey Fiber Technologies (New
 Brunswick)................................     100.0%(1)        3,340        --
PECO-Hyperion (Philadelphia)...............      50.0%          10,750    21,150
PECO-Hyperion (Allentown, Bethlehem,
 Easton, Reading)..........................      50.0%              --     1,750
Lexington Lightwave........................     100.0%(1)        2,311        --
Hyperion of York...........................      50.0%           1,402     3,500
Entergy Hyperion Telecommunications of
 Louisiana.................................      50.0%              --     3,000
Entergy Hyperion Telecommunications of
 Mississippi...............................      50.0%              --     3,275
Entergy Hyperion Telecommunications of
 Arkansas..................................      50.0%              --     3,550
Baker Creek Communications.................      49.9%(5)           --    10,009
Other......................................   Various              949     1,323
                                                              --------  --------
                                                                56,695    66,648
Cumulative equity in net losses............                    (12,010)  (16,532)
                                                              --------  --------
Total Investments..........................                   $ 44,685  $ 50,116
                                                              ========  ========

--------
(1) As discussed below, the Company consummated agreements on Feburary 12, 1998 which increased its ownership to 100% in these networks.
(2) As discussed below, the Company consummated an agreement effective September 12, 1997 which eliminated its interest in these networks. The previous ownership percentages in the Albany and Binghamton networks were 50% and 20% respectively.
(3) As discussed below, the Company consummated an agreement which increased its ownership in the Buffalo network to 60% from 40% and accordingly has consolidated this investment effective September 12, 1997.
(4) As discussed below, the Company consummated an agreement which increased its ownership in the Syracuse network to 100% from 50% and accordingly has consolidated this investment effective September 12, 1997.
(5) On March 24, 1998, the Federal Communications Commission ("FCC") completed the auction of licenses for Local Multipoint Distribution Service. The Company, through Baker Creek Communications, was the successful bidder at a net cost of $25,600 for 232 31-GHz licenses, which cover approximately 38% of the nation's population--in excess of 90 million people in the eastern half of the United States. The Company funded $10,000 of such purchase in January 1998, and is committed to provide further funding to consummate such purchase upon the granting of such licenses by the FCC.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


  Summarized unaudited combined financial information for the Company's investments accounted for using the equity method of accounting, excluding the entities involved in the acquisition of the Company's partners' interests in the Louisville, Buffalo, Syracuse, Harrisburg, New Jersey and Lexington networks and the elimination of the Company's interest in the Albany and Binghamton networks described below as of and for the periods presented, is as follows:

                                                                  MARCH 31,
                                                               ----------------
                                                                1997     1998
                                                               ------- --------
   Current assets............................................. $ 3,442 $  7,476
   PP&E-net...................................................  95,372  153,495
   Non-current assets.........................................   1,851   13,454
   Current liabilities........................................   3,668   13,422
   Non-current liabilities....................................  30,584   58,004

                                                       YEAR ENDED MARCH 31,
                                                     --------------------------
                                                      1996     1997      1998
                                                     -------  -------  --------
   Revenues......................................... $ 3,279  $ 7,251  $ 11,999
   Net loss.........................................  (4,238)  (9,881)  (19,923)

  On May 16, 1996, the Company sold its 15.7% interest in TCG of South Florida for approximately $11,618 resulting in a pre-tax gain of $8,405. Amounts related to TCG of South Florida included in the Company's equity in net loss of joint ventures for the years ended March 31, 1996 and 1997 were $778 and $221, respectively.

  On August 1, 1996, the Company purchased additional general and limited partnership interests in Hyperion of Tennessee for approximately $5,000, which increased the Company's ownership of Hyperion of Tennessee to 95%.

  On September 12, 1997, the Company consummated an agreement with Time Warner Entertainment--Advance/Newhouse ("TWEAN") to exchange interests in four New York CLEC networks. As a result of the transaction, the Company paid TWEAN $7,638 and increased its ownership in the networks serving Buffalo and Syracuse, New York to 60% and 100%, respectively, and eliminated its interest in the Albany and Binghamton networks, which became wholly owned by TWEAN.

  On February 12, 1998, the Company purchased additional partnership interests in Louisville Lightwave (Louisville and Lexington), NHT Partnership (Buffalo), New Jersey Fiber Technologies and Hyperion of Harrisburg. As a result, the Company's ownership in these networks increased to 100%. The aggregate purchase price was comprised of approximately $45,000 in cash and a warrant for 731,624 shares of the Company's Class A Common Stock. (See Note 6.) In addition, Hyperion paid certain amounts related to fiber lease financings upon consummation of the purchase of the additional partnership interests.

  All of the acquisitions described above were accounted for using the purchase method. Accordingly, the financial results of each acquisition have been included in the Company's consolidated financial statements from the date acquired.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


  The following unaudited financial information of the Company assumes that the August 1, 1996, September 12, 1997 and February 12, 1998 transactions had occurred on April 1, 1995.

                                                      YEAR ENDED MARCH 31,
                                                     -------------------------
                                                      1996     1997     1998
                                                     -------  -------  -------
   Revenues......................................... $ 5,701  $ 8,495  $17,919
   Net loss......................................... (20,579) (38,744) (80,004)
   Net loss applicable to common stockholders....... (20,579) (38,744) (92,413)
   Net loss per weighted average share of common
    stock...........................................   (0.62)   (1.10)   (2.59)

  On December 1, 1997, the Company announced that it had entered into a partnership agreement with Allegheny Energy to provide CLEC services. Allegheny Energy has agreed to construct fiber optic networks for the Company through one of its affiliates which will partner with the Company in most, if not all, of the contemplated networks. Allegheny Energy is an investor owned utility providing electricity in portions of Maryland, Ohio, Pennsylvania, Virginia and West Virginia.

(5) FINANCING ARRANGEMENTS

 Note payable--Adelphia

  The Company has an unsecured credit arrangement with Adelphia which had no repayment terms prior to April 15, 1996. On April 15, 1996, $25,000 of the proceeds from the sale of the 13% Senior Discount Notes (the "Senior Discount Notes") and Class B Common Stock Warrants discussed below were used to repay a portion of this obligation. Interest expense and fees on this credit arrangement were based upon the weighted average cost of unsecured borrowings of Adelphia during the corresponding periods. Interest at 11.28% per annum plus fees was charged on the Note payable-Adelphia for the years ended March 31, 1995 and 1996. The total amount of interest converted to note principal through April 15, 1996 was $9,007.

  Effective April 15, 1996, the remaining balance due on the Note payable-Adelphia is evidenced by an unsecured subordinated note due April 16, 2003. This obligation bears interest at 16.5% per annum with interest payable quarterly in cash; by issuing additional subordinated notes; or a combination of cash and additional subordinated notes, all of which is at the Company's option. Interest accrued through March 31, 1998 on the amount outstanding to Adelphia totaled $10,020 and is included in due to affiliates--net. On May 8, 1998, the Note--payable Adelphia and all accrued interest was converted into shares of Class A Common Stock simultaneously with the closing of the IPO (See
Note 1).

 13% Senior Discount Notes and Class B Common Stock Warrants

  On April 15, 1996, the Company issued $329,000 of 13% Senior Discount Notes due April 15, 2003 and 329,000 warrants to purchase an aggregate of 1,993,638 shares of its Class B Common Stock. Proceeds to the Company, net of discounts, commissions, and other transaction costs were approximately $168,600. Such net proceeds were used to pay $25,000 of the Note payable--Adelphia discussed above, to make loans of $3,000 to certain key Company officers (see Note 6) and to fund the Company's capital expenditures, working capital requirements, operating losses and its pro-rata investments in joint ventures. Use of proceeds from the Senior Discount Notes also included the repayment of amounts related to capital expenditures, working capital requirements, operating losses and pro-rata investments in joint ventures totaling $12,800 incurred during the period from January 1, 1996 to April 15, 1996. These amounts had been funded during the same time period through advances from Adelphia.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


  Prior to April 15, 2001, interest on the Senior Discount Notes is not payable in cash, but is added to principal. Thereafter, interest is payable semi-annually commencing October 15, 2001. The Senior Discount Notes are unsecured and are senior to the Note payable--Adelphia and all future subordinated indebtedness. On or before April 15, 1999 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Senior Discount Notes at a price of 113% of the Accreted Value (as defined in the Indenture). On or after April 15, 2001, the Company may redeem, at its option, all or a portion of the Senior Discount Notes at 106.5% which declines to par in 2002, plus accrued interest.

  The holders of the Senior Discount Notes may put the Senior Discount Notes to the Company at any time at a price of 101% of accreted principal upon the occurrence of a Change of Control (as defined in the Indenture). In addition, the Company will be required to offer to purchase Senior Discount Notes at a price of 100% with the proceeds of certain asset sales (as defined in the Indenture).

  The Indenture stipulates, among other things, limitations on additional borrowings, issuance of equity instruments, payment of dividends and other distributions, repurchase of equity interests or subordinated debt, sale-- leaseback transactions, liens, transactions with affiliates, sales of Company assets, mergers and consolidations.

  The Class B Common Stock Warrants are exercisable at $0.00308 per share, upon the earlier of May 1, 1997 or a Change of Control. Unless exercised, the Class B Common Stock Warrants expire on April 1, 2001. The number of shares and the exercise price for which a warrant is exercisable are subject to adjustment under certain circumstances. As of March 31, 1998, no warrants have been exercised.

  If the Senior Discount Notes had been issued on April 1, 1995, interest expense would have been approximately $27,796 for the year ended March 31, 1996.

 12 1/4% Senior Secured Notes

  On August 27, 1997, the Company issued $250,000 aggregate principal amount of 12 1/4% Senior Secured Notes due September 1, 2004 (the "Senior Secured Notes"). The Senior Secured Notes are collateralized through the pledge of the common stock of certain of its wholly-owned subsidiaries. Of the proceeds to the Company of approximately $244,000, net of commission and other transaction costs, $83,400 was invested in U.S. government securities and placed in an escrow account for payment in full when due of the first six scheduled semi-annual interest payments on the Senior Secured Notes as required by the Indenture. The remainder of such proceeds will be used to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes.

  Interest is payable semi-annually commencing March 1, 1998. The Senior Secured notes rank pari passu in right of payment with all existing and future senior Indebtedness (as defined in the Indenture) of the Company and will rank senior in right of payment to future subordinated Indebtedness of the Company. On or before September 1, 2000 and subject to certain restrictions, the Company may redeem, at its option, up to 25% of the aggregate principal amount of the Senior Secured Notes at a price of 112.25% of principal with the net proceeds of one or more Qualified Equity Offerings (as defined in the Indenture). On or after September 1, 2001, the Company may redeem, at its option, all or a portion of the Senior Secured Notes at 106.125% of principal which declines to par in 2003, plus accrued interest.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


  The holders of the Senior Secured Notes may put them to the Company at any time at a price of 101% of principal upon the occurrence of a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowing, payment of dividends and other distributions, repurchase of equity interests, transactions with affiliates and the sale of assets.

  If the Senior Secured Notes had been issued on April 1, 1996, interest expense would have been approximately $59,002 and $61,754 for the years ended March 31, 1997 and 1998, respectively.

 12 7/8% Senior Exchangeable Redeemable Preferred Stock

  On October 9, 1997, the Company issued $200,000 aggregate liquidation preference of 12 7/8% Senior Exchangeable Redeemable Preferred Stock due October 15, 2007 (the "Preferred Stock"). Proceeds to the Company, net of commissions and other transaction costs, were approximately $194,500. Such proceeds will be used to fund the acquisition of increased ownership interests in certain of its networks, for capital expenditures, including the construction and expansion of new and existing networks, and for general corporate and working capital purposes.

  Dividends are payable quarterly commencing January 15, 1998 at 12 7/8% of the liquidation preference of outstanding Preferred Stock. Through October 15, 2002, dividends are payable in cash or additional shares of Preferred Stock at the Company's option. Subsequent to October 15, 2002, dividends are payable in cash. The Preferred Stock ranks junior in right of payment to all indebtedness and other obligations of the Company, its subsidiaries and joint ventures. On or before October 15, 2000, and subject to certain restrictions, the Company may redeem, at its option, up to 35% of the initial aggregate liquidation preference of the Preferred Stock originally issued with the net cash proceeds of one or more Qualified Equity Offerings (as defined in the Certificate of Designation) at a redemption price equal to 112.875% of the liquidation preference per share of the Preferred Stock, plus, without duplication, accumulated and unpaid dividends to the date of redemption; provided that, after any such redemption, there are remaining outstanding shares of Preferred Stock having an aggregate liquidation preference of at least 65% of the initial aggregate liquidation preference of the Preferred Stock originally issued. On or after October 15, 2002, the Company may redeem, at its option, all or a portion of the Preferred Stock at 106.438% of the liquidation preference thereof declining to 100% of the liquidation preference in 2005, plus accrued interest. The Company is required to redeem all of the shares of Preferred Stock outstanding on October 15, 2007 at a redemption price equal to 100% of the liquidation preference thereof, plus, without duplication, accumulated and unpaid dividends to the date of redemption.

  The holders of the Preferred Stock may put the Preferred Stock to the Company at any time at a price of 101% of the liquidation preference thereof upon the occurrence of a Change of Control (as defined in the Certification of Designation). The Certificate of Designation stipulates, among other things, limitations on additional borrowings, payment of dividends and other distributions, transactions with affiliates and the sale of assets.

  The Company may, at its option, on any dividend payment date, exchange in whole, but not in part, the then outstanding shares of Preferred Stock for 12 7/8% Senior Subordinated Debentures due October 15, 2007 (the "Exchange Debentures"). Interest, redemption and registration rights provisions of the Exchange Debentures are consistent with the provisions of the Preferred Stock.

  If the Preferred Stock had been issued on April 1, 1996, dividend requirements applicable to preferred stock would have been approximately $27,000 and $30,671 for the years ended March 31, 1997 and 1998, respectively.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


 Long Term Lease Facility

  On December 31, 1997, the Company consummated an agreement for a $24,500 long term lease facility with AT&T Capital Corporation. The lease facility provides financing for certain of the Operating Companies' switching equipment. Included in the lease facility is the sale and leaseback of certain switch equipment for which the Company received $14,876.

 Other Debt

  Other debt consists primarily of capital leases entered into in connection with the acquisition of fiber leases for use in the telecommunications networks and the long term lease facility described above. The interest rate on such debt ranges from 7.5% to 15.0%.

  Maturities of debt for the five years after March 31, 1998 are as follows:

   1999.................................................................. $2,599
   2000..................................................................  2,980
   2001..................................................................  2,922
   2002..................................................................  2,142
   2003..................................................................  3,459

(6) COMMON STOCK AND OTHER STOCKHOLDERS' EQUITY

  Hyperion's authorized capital stock consists of 300,000,000 shares of Class A Common Stock, par value $0.01 per share, 150,000,000 shares of Class B Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. On May 8, 1998, Hyperion completed the IPO (See Note 1).

COMMON STOCK

  Shares of Class A Common Stock and Class B Common Stock are substantially identical, except that holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of stockholders. The Class B Common Stock is convertible into one share of Class A Common Stock. In the event a cash dividend is paid, the holders of the Class A and the Class B Common Stock will be paid an equal amount.

  Prior to the IPO, certain key company officers (the "Officers") were parties to a stockholder agreement, as amended (the "Stockholder Agreement") with Adelphia. The Stockholder Agreement provided, among other things, (i) that upon the earlier of (a) the termination of employment of any of the officers or (b) after October 7, 1998, such officers may put their shares to Adelphia for fair market value, unless such put rights are terminated as a result of the registration of the Company's Common Stock under the Securities Act of 1933 (the "Securities Act") and (ii) for certain buy/sell and termination rights and duties among Adelphia and the Officers. The Stockholder Agreement terminates automatically upon the date when the Company's Common Stock is registered under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Adelphia also agreed to vote its shares in the Company to elect each officer to the Board of Directors of the Company as long as such person is both an employee and a stockholder of the Company.

  The Company also entered into Term Loan and Stock Pledge Agreements ("Loan Agreements") with each of the Officers. Pursuant to the Loan Agreements, each Officer borrowed $1.0 million from the Company. Each

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

of these loans accrued interest at the average rate at which the Company could invest cash on a short-term basis, was secured by a pledge of the borrower's Common Stock in the Company, and would mature upon the earlier of (i) October 8, 1998 or (ii) the date when the Company's Common Stock is registered under the Securities Act and the Officers have the right to sell at least $1.0 million worth of their shares. Each Loan Agreement also provided that any interest accruing on a loan from the date six months after the date of such loan would be offset by a bonus payment when principal and interest thereon are due and which would include additional amounts to pay income taxes applicable to such bonus payment.

  Pursuant to agreements among the Company, Adelphia and the Officers, simultaneous with the consummation of the IPO, (i) the Stockholder Agreement and Loan Agreements terminated, (ii) the Officers each repaid the $1 million borrowed from the Company pursuant to the Loan Agreements plus accrued interest thereon by each selling 66,667 shares of Class B Common Stock to Adelphia and using the proceeds therefrom to repay such loans and (iii) the Company has paid or will pay to the Management Stockholders bonus payments in the amount of interest accruing on the Loans from the date six months after the date of the Loan Agreements and any additional amounts necessary to pay income taxes applicable to such bonus payments.

  On April 8, 1998, the Board of Directors of the Company approved a 3.25-for-one stock split of its Class A and Class B Common Stock payable to stockholders of record on April 28, 1998. The stock split was effected in the form of a dividend of 2.25 shares for every outstanding share of common stock.

  All references in the accompanying consolidated financial statements to the number of shares of common stock and the par value have been retroactively restated to reflect the stock split on April 28, 1998.

WARRANTS

 Class A Common Stock Warrant

  On February 12, 1998, the Company consummated an agreement with Lenfest Telephony, Inc. ("Lenfest") whereby Lenfest received a warrant to obtain 731,624 shares of Class A Common Stock of the Company (the "Lenfest Warrant") in exchange for its partnership interest in the Harrisburg, Pennsylvania network. The Lenfest Warrant was exercised during May 1998 for no additional consideration.

 Class B Common Stock Warrants

  The Class B Common Stock warrants were issued on April 15, 1996 in connection with the issuance of the Senior Discount Notes (See Note 5).

 MCI Warrant

  On June 13, 1997, the Company entered into agreements with MCImetro Access Transmission Services, Inc. (together with its affiliate, MCI Communications, "MCI"). Pursuant to this agreement the Company is designated MCI's preferred provider for new end user dedicated access circuits and of conversions of end user dedicated access circuits as a result of conversions from the incumbent LEC in the Company's markets. Hyperion also has certain rights of first refusal to provide MCI with certain telecommunications services. Under this arrangement, the Company issued a warrant to purchase 913,380 shares of Class A Common Stock for $6.15 per share to MCI (the "MCI Warrant") representing 21/2% of the Common Stock of the Company on a fully diluted basis. MCI could receive additional warrants to purchase up to an additional 6% of the shares of the Company's

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Class A Common Stock, on a fully diluted basis, at fair value, if MCI meets certain purchase volume thresholds over the term of the agreement.

  In connection with the IPO and the related over-allotment option, the Company and MCI entered into an agreement that provides as follows with respect to the MCI Warrant and MCI's right to receive additional MCI warrants as a result of the IPO (the "Additional MCI Warrants"): (i) the Additional MCI Warrants issued with respect to the shares sold to the public in the IPO, the over-allotment option and with respect to the Adelphia Shares will have an exercise price equal to the lower of $6.15 per share or the price per share to the public in the IPO (the "IPO Price"), and (ii) Adelphia has agreed to purchase from MCI the MCI Warrant and the Additional MCI Warrants for a purchase price equal to the number of Class A Common Stock shares issuable under the warrants being purchased times the IPO Price minus the underwriting discount, less the aggregate exercise price of such warrants. Furthermore, in consideration of the obligations undertaken by Adelphia to facilitate the agreements between MCI and Hyperion, Hyperion has agreed to pay to Adelphia a fee of $500,000 and the Adelphia Warrant, which expires three years after its issuance, to purchase 200,000 shares of Class A Common Stock at an exercise price equal to the IPO Price.

LONG-TERM INCENTIVE COMPENSATION PLAN

  On October 3, 1996, the Board of Directors and stockholders of the Company approved the Company's 1996 Long-Term Incentive Compensation Plan (the "1996 Plan"). The 1996 Plan provides for the grant of (i) options which qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (ii) options which do not so qualify, (iii) share awards (with or without restrictions on vesting), (iv) stock appreciation rights and (v) stock equivalent or phantom units. The number of shares of Class A Common Stock available for issuance initially was 5,687,500. Such number is to increase each year by 1% of outstanding shares of all classes of the Company's Common Stock, up to a maximum of 8,125,000 shares. Options, awards and units may be granted under the 1996 Plan to directors, officers, employees and consultants. The 1996 Plan provides that incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying Common Stock on the date of grant. Options outstanding under the Plan may be exercised by paying the exercise price per share through various alternative settlement methods. On March 4, 1997, April 1, 1997 and April 1, 1998, the Company issued 338,000 shares, 58,500 shares and 58,500, respectively, of Class A Common Stock to Daniel R. Milliard pursuant to his employment agreement with the Company. As of March 31, 1998, no other stock options, stock awards, stock appreciation rights or phantom stock units have been granted under the Plan.

  In April 1998 and in recognition for valuable past service to the Company and as an incentive for future services, the Company authorized the issuance under the 1996 Plan to each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas of (i) stock options (the "Rigas Options") covering 100,000 shares of Class A Common Stock, which options will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director) and which shall be exercisable at the IPO price and (ii) phantom stock awards (the "Rigas Grants") covering 100,000 shares of Class A Common Stock, which phantom awards will vest in equal one-third amounts on the third, fourth and fifth year anniversaries of grant (vesting conditioned on continued service as an employee or director). Also in April 1998, pursuant to the then existing Stockholder Agreement, the Company authorized the issuance under the 1996 Plan to the Officers of stock options (the "Management Stockholder Options") covering 13,047 shares of Class A Common Stock with exercise price and vesting terms identical to the Rigas Options. In addition to the Rigas Options, the Rigas Grants, the Management Stockholder Options and the stock options or share awards

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

to be issued to Daniel R. Milliard under his employment agreement, the Company currently expects to issue under the 1996 Plan stock options, restrictive stock grants, phantom stock awards or other awards to other 1996 Plan participants covering up to a total of 325,000 shares of Class A Common Stock during fiscal 1999.

(7) COMMITMENTS AND CONTINGENCIES

  The Company rents office space, node space and fiber under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $1,210, $1,103, and $1,236 for the years ended March 31, 1996, 1997 and 1998, respectively.

  The minimum future lease obligations under the noncancelable operating leases as of March 31, 1998 are approximately:

   PERIOD ENDING MARCH 31,
   -----------------------
      1999................................................................. $112
      2000.................................................................   60
      2001.................................................................   23
      2002.................................................................   11
      2003.................................................................    2
      Thereafter...........................................................   --

  Certain investors in two of the joint ventures have the right after a specified period of time to sell their interest to the Company. Under one agreement, the sales price represents the investor's aggregate capital contribution less distributions plus interest accrued at the prime rate. The Company's obligation under this commitment at March 31, 1998 was approximately $4,252. The sales price under the second agreement is equal to the fair market value of such investor's interest.

  The Company has entered into employment agreements with certain key Company officers, the terms of which expire on October 20, 1998, as amended. The employment agreements provide for base salary, benefits and bonuses payable if specified management goals are attained. In addition, the employment agreements contain noncompetition and nondisclosure provisions.

  The Company has entered into an employment agreement with the President of the Company, the terms of which expire on March 31, 2001, unless extended by the Company for additional one year periods. The employment agreement provides for base salary, benefits, stock options or stock grants and cash and stock bonuses payable if specified management goals are attained as established annually by the Board of Directors. In addition, the employment agreement contains noncompetition and nondisclosure provisions.

  The telecommunications industry and Hyperion are subject to extensive regulation at the federal, state and local levels. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Telecommunications Act"), the most comprehensive reform of the nation's telecommunications laws since the Communications Act of 1934. Management of Hyperion is unable to predict the effect that the Telecommunications Act, related rulemaking proceedings or other future rulemaking proceedings will have on its business and results of operations in future periods.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


(8) RELATED PARTY TRANSACTIONS

  The following table summarizes the Company's transactions with related parties:

                                                                MARCH 31,
                                                           --------------------
                                                            1996   1997   1998
                                                           ------ ------ ------
   REVENUES:
     Management fees...................................... $1,950 $2,600 $3,809
     Network monitoring fees..............................    446    604    977
     Special access fees..................................    651    540    500
                                                           ------ ------ ------
     Total................................................ $3,047 $3,744 $5,286
                                                           ====== ====== ======
   EXPENSES:
     Interest expense and fees............................ $6,088 $4,731 $5,997
     Allocated corporate costs............................    417  1,199  1,656
     Fiber leases.........................................  1,022    738     47
                                                           ------ ------ ------
     Total................................................ $7,527 $6,668 $7,700
                                                           ====== ====== ======

  Management fees from related parties represent fees received by the Company from its unconsolidated joint ventures for the performance of financial, legal, regulatory, network design, construction and other administrative services.

  Network monitoring fees represent fees received by the Company for technical support for the monitoring of each individual joint venture's telecommunications system.

  Special access fees represent amounts charged to joint ventures for use of the network of a wholly owned subsidiary of the Company.

  Interest income charged on certain affiliate receivable balances with joint ventures was $199, $230 and $617 for the periods ended March 31, 1996, 1997, and 1998 respectively.

  Interest expense and fees relate to the Note payable--Adelphia (See Note 5).

  Allocated corporate costs represent costs incurred by Adelphia on behalf of the Company for the administration and operation of the Company. These costs include charges for office space, corporate aircraft and shared services such as finance activities, information systems, computer services, human resources, and taxation. Such costs were estimated by Adelphia and do not necessarily represent the actual costs that would be incurred if the Company was to secure such services on its own.

  Fiber lease expense represents amounts paid to various subsidiaries of Adelphia for the utilization of existing cable television plant for development and operation of the consolidated operating networks.

  During the year ended March 31, 1997, the Company purchased from Adelphia for approximately $6,485, Adelphia's historical cost to acquire the assets, certain fiber that had previously been leased from Adelphia. Because the entities involved in the transaction are under the common control of Adelphia, the excess of the purchase price of the assets over the predecessor owner's net book value was charged to accumulated deficit.

              HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


(9) INCOME TAXES

  Adelphia and its corporate subsidiaries (including the Company) file a consolidated federal income tax return. For financial reporting purposes, current and deferred income tax assets and liabilities are computed on a separate company basis. The net operating loss carryforwards and the valuation allowance are adjusted for the effects of filing a consolidated income tax return, similar to provisions of the Internal Revenue Code. At March 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of $86,177 expiring through 2013.

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(b) operating loss carryforwards.

  The Company's net deferred tax asset included in other assets--net is comprised of the following:

                                                                MARCH 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
   DEFERRED TAX ASSETS:
     Differences between book and tax basis of intangible
      assets............................................... $    197  $    188
     Net operating loss carryforwards......................   11,539    33,918
     Investment in partnerships............................    2,793        --
     Other.................................................       50        77
                                                            --------  --------
       Total...............................................   14,579    34,183
     Valuation allowance...................................  (12,356)  (17,379)
                                                            --------  --------
       Total...............................................    2,223    16,804
                                                            --------  --------
   DEFERRED TAX LIABILITIES:
     Differences between book and tax basis of property,
      plant and Equipment..................................    2,186    12,959
     Investment in partnerships............................       --     3,808
                                                            --------  --------
       Total...............................................    2,186    16,767
                                                            --------  --------
     Net deferred tax asset................................ $     37  $     37
                                                            ========  ========

  The net change in the valuation allowance for the years ended March 31, 1997 and 1998 was an increase of $1,897 and $5,023, respectively.

  Income tax benefit (expense) for the years ended March 31, 1996, 1997 and 1998 is as follows:

                                                                  MARCH 31,
                                                               -----------------
                                                               1996  1997   1998
                                                               ----  -----  ----
   Current.................................................... $ (9) $  (2) $--
   Deferred...................................................  206   (257)  --
                                                               ----  -----  ---
   Total...................................................... $197  $(259) $--
                                                               ====  =====  ===

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


  A reconciliation of the statutory federal income tax rate and the Company's effective income tax rate is as follows:

                                 MARCH 31,
                             ---------------------
                             1996    1997    1998
                             -----   -----   -----
   Statutory federal income
    tax rate...............   35.0 %  35.0 %  35.0 %
   Change in valuation
    allowance..............  (34.6)  (34.6)  (35.0)
   State taxes, net of
    federal benefit and
    other..................    1.0    (1.2)     --
                             -----   -----   -----
   Income tax benefit
    (expense)..............    1.4 %  (0.8)%    -- %
                             =====   =====   =====

(10) QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following tables summarize the financial results of the Company for each of the quarters in the years ended March 31, 1997 and 1998:

                                                THREE MONTHS ENDED
                                   ----------------------------------------------
                                   JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31,
                                     1996        1996          1996       1997
                                   --------  ------------- ------------ ---------
Revenues.........................  $ 1,102      $ 1,175      $  1,334   $  1,477
                                   -------      -------      --------   --------
Operating expenses:
  Network operations.............      859          728           752      1,093
  Selling, general and
   administrative................    1,027        1,164         2,545      2,044
  Depreciation and amortization..      695          886         1,002      1,362
                                   -------      -------      --------   --------
  Total..........................    2,581        2,778         4,299      4,499
                                   -------      -------      --------   --------
Operating loss...................   (1,479)      (1,603)       (2,965)    (3,022)
Other income (expense):
  Gain on sale of investment.....    8,405           --            --         --
  Interest income................    1,433        1,696         1,190      1,657
  Interest expense and fees......   (6,169)      (7,108)       (7,482)    (7,618)
                                   -------      -------      --------   --------
Income (loss) before income taxes
 and equity in net loss of joint
 ventures........................    2,190       (7,015)       (9,257)    (8,983)
Income tax (expense) benefit.....       (3)         120            63       (437)
                                   -------      -------      --------   --------
Income (loss) before equity in
 net loss of joint ventures......    2,187       (6,895)       (9,194)    (9,420)
Equity in net loss of joint
 ventures........................   (1,636)      (1,362)       (2,145)    (2,080)
                                   -------      -------      --------   --------
Net income (loss)................  $   551      $(8,257)     $(11,339)  $(11,500)
                                   =======      =======      ========   ========
Basic and diluted net loss per
 weighted average share of common
 stock...........................  $  0.02      $ (0.24)     $  (0.33)  $ (0.33)
                                   =======      =======      ========   ========
Weighted average shares of common
 stock
 Outstanding (in thousands)......   34,206       34,492        34,492     34,492
                                   =======      =======      ========   ========

               HYPERION TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


(10) QUARTERLY FINANCIAL DATA (UNAUDITED), CONTINUED

                                               THREE MONTHS ENDED
                                  ----------------------------------------------
                                  JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31,
                                    1997        1997          1997       1998
                                  --------  ------------- ------------ ---------
Revenues........................  $  1,520    $  2,187      $  4,983   $  4,820
                                  --------    --------      --------   --------
Operating expenses:
  Network operations............     1,180       1,426         2,657      2,541
  Selling, general and
   administrative...............     2,380       2,879         3,840      5,215
  Depreciation and amortization.     1,372       2,311         3,344      4,450
                                  --------    --------      --------   --------
  Total.........................     4,932       6,616         9,841     12,206
                                  --------    --------      --------   --------
Operating loss..................    (3,412)     (4,429)       (4,858)    (7,386)
Other income (expense):
  Interest income...............       763       1,463         5,725      5,353
  Interest expense and fees.....    (8,077)    (11,087)      (16,770)   (13,400)
                                  --------    --------      --------   --------
Loss before income taxes and
 equity in net loss of joint
 ventures.......................   (10,726)    (14,053)      (15,903)   (15,433)
Income tax expense..............        --          --            --         --
                                  --------    --------      --------   --------
Loss before equity in net loss
 of joint ventures..............   (10,726)    (14,053)      (15,903)   (15,433)
Equity in net loss of joint
 ventures.......................    (2,540)     (3,886)       (2,858)    (3,683)
                                  --------    --------      --------   --------
Net loss........................   (13,266)    (17,939)      (18,761)   (19,116)
Dividend requirements applicable
 to Preferred Stock.............        --          --        (5,794)    (6,615)
                                  --------    --------      --------   --------
Net loss applicable to common
 stockholders...................  $(13,266)   $(17,939)     $(24,555)  $(25,731)
                                  ========    ========      ========   ========
Basic and diluted net loss per
 weighted average share of
 common stock...................  $  (0.38)   $  (0.51)     $  (0.70)  $  (0.73)
                                  ========    ========      ========   ========
Weighted average shares of
 common stock
 Outstanding (in thousands).....    34,890      34,890        34,890     35,272
                                  ========    ========      ========   ========

    MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

 Market Information

  The Company's Class A Common Stock is listed for trading on the National Association of Securities Dealers Automated Quotations System National Market System (NASDAQ-NMS). Hyperion's NASDAQ-NMS symbol is "HYPT". There was no established public trading market for the Company's Class A Common Stock until the completion of its initial public offering in May 1998. There is no established public trading market for the Company's Class B Common Stock.

 Dividends

  The Company has never declared any cash dividends on any of its respective equity securities. Covenants in the indenture pursuant to which the Company's Senior Discount Notes and Senior Secured Notes were issued restrict the ability of the Company to pay cash dividends on its capital stock.

                                     PROXY

                       HYPERION TELECOMMUNICATIONS, INC.

  This Proxy is Solicited On Behalf Of The Board of Directors Of The Company

The undersigned hereby appoints John J. Rigas, James P. Rigas and Daniel R. Milliard, or any one or more of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all the shares of Class A Common Stock, Class B Common Stock and Preferred Stock held of record at the close of business on August 19, 1998 by the undersigned at the annual meeting of the stockholders of Hyperion TeleCommunications, Inc. to be held at the Coudersport Theater, Main Street, Coudersport, Pennsylvania on October 6, 1998 at 11:00 a.m. and at any adjournment thereof.

               (Please sign on reverse side and return promptly)

A [X]  Please mark your
       votes as in this
       example


The Board of Directors recommends a vote "FOR" proposals numbered 1 and 2.

                                               WITHHOLD
                          FOR                  AUTHORITY
                      all nominees          to vote for all
                     listed at right    nominees listed at right

1. Election of            [ ]                      [ ]
   Directors


(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name.)


Nominees:

  John J. Rigas, James P. Rigas, Michael J. Rigas, Timothy J. Rigas, Daniel R. Milliard, Charles R. Drenning, Randolph S. Fowler, Pete J. Metros, and James
  L. Gray.


                                                FOR        AGAINST      ABSTAIN
2.  In their discretion vote upon such
    other matters as may properly come
    before the meeting or any adjournment
    thereof.                                    [ ]          [ ]          [ ]


    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors for the nominees listed at left, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

A majority of such proxies who shall be present and shall act at the meeting (or if only one shall be present and act, then that one) may exercise all powers thereunder.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.




Signature
         ----------------------------------


Signature                                    Dated                     , 1998
         ----------------------------------        --------------------
                  IF HELD JOINTLY


NOTE: Stockholder sign here exactly as name appears hereon.